Exhibit 2.1

HOTEL PURCHASE AND SALE AGREEMENT

by and between

CONDOR HOSPITALITY TRUST, INC., a Maryland corporation, as Seller

and

B9 COWBOY MEZZ A LLC, a Delaware limited liability company, as Buyer

Effective Date: September 22, 2021

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HOTEL PURCHASE AND SALE AGREEMENT

THIS HOTEL PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of September 22, 2021 (the “Effective Date”), by and between CONDOR HOSPITALITY TRUST, INC., a Maryland corporation (“Seller”), and B9 COWBOY MEZZ A LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S:

WHEREAS, Seller is the general partner and owner of ninety-nine and nine-tenths percent (99.9%) of the outstanding equity interests in Condor Hospitality Limited Partnership (the “Operating Partnership”), a Virginia limited partnership;

WHEREAS, as of the Closing (as defined in Section 6.1), the Operating Partnership will own one hundred percent (100%) of the outstanding equity interests in each of the entities listed on Exhibit A-1 (the “Seller’s Subsidiaries”; and such equity interests, the “Interests”);

WHEREAS, Seller’s Subsidiaries are the owners of those certain tracts or parcels of land more particularly described on Exhibit A attached hereto (collectively, the “Parcels”);

WHEREAS, Seller’s Subsidiaries, together with the Seller Operating Lessees (as defined below) are the owners of the Hotels and other Property, as applicable, on those Parcels with the common addresses and names as set forth on Exhibit A-1 attached hereto;

WHEREAS, Buyer desires to acquire the Interests and the Property owned by the Seller’s Subsidiaries and Seller Operating Lessees for the aggregate purchase price of Three Hundred Five Million and No/Dollars ($305,000,000) (“Purchase Price”) and Seller Group desires to sell and convey the Interests and the Property to Buyer for the Purchase Price and upon the terms and conditions hereinafter set forth. The Purchase Price shall be allocated among each Hotel and its related Property as set forth on Schedule 3.2 attached hereto; and

WHEREAS, concurrently with the execution of this Agreement, and as a material inducement to the willingness of Buyer to enter into this Agreement, J. William Blackham, Real Estate Strategies L.P., Efanur S.A., Real Estate Investment Group VII L.P. and SREP III Flight-Investco, L.P. (each, a “Supporting Party”) have each entered into a voting and support agreement with Buyer (the “Voting Agreement”).

NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

ARTICLE I.
Definitions

1.1          Definitions. Wherever used in this Agreement, the terms set forth on Schedule 1.1 attached hereto shall have the meanings set forth thereon.

ARTICLE II.
Purchase and Sale

Subject to the terms, conditions and provisions set forth in this Agreement, at the Closing, Seller shall, and shall cause Seller Group to, sell, convey, transfer and assign and deliver to Buyer, and Buyer shall purchase and accept from Seller Group in accordance with the terms of this Agreement, (i) the Interests together with the Interest Related Property, free and clear of all Liens (excluding Permitted Interests Exceptions) and (ii) directly or indirectly (through the acquisition of the Interests), all of Seller Group’s right, title and interest to the property and assets set forth in Sections 2.1–2.6, free and clear of all Liens (excluding Permitted Title Exceptions and any other matter expressly permitted hereunder), but expressly excluding the Excluded Property (the Interests, Interest Related Property and all of such property and assets as hereinafter described is collectively referred to as, the “Property”):

2.1         Land; Improvements. The Parcels, together with all of Seller Group’s rights, title and interest in and to all entitlements, development rights and all easements, rights, covenants, water rights, mineral rights, gas and oil rights, any land lying in the bed of any street, road, avenue or alley, open or closed, in front or adjoining the Parcels and to the center line thereof and any other rights and other interests appurtenant thereto (collectively with the Parcels, the “Land”), and the real property improvements to the Land, including, but not limited to, the hotel buildings constructed on the Land; other buildings and structures, paving, landscaping, lighting, signs mechanical, heating, air conditioning, plumbing, electrical and ventilating systems and all fixtures and equipment servicing the buildings and the Land and which constitute real property under applicable Laws (collectively, the “Improvements”). Seller Group’s interest in the Land and the Improvements are sometimes referred to together as the “Real Property” and the hotels thereon are sometimes referred to individually as a “Hotel” or collectively, as the “Hotels”.

2.2        Personal Property. The following personalty of Seller Group (collectively the “Personal Property”): (a) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, wall and window coverings, window treatments, appliances, kitchen, restaurant and bar equipment, telephone and other communications equipment, computer equipment and hardware, televisions and other video equipment, lighting and all other equipment located or to be located in each Hotel, (b) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts and used in the operation of each Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items, subject to such depletion and replacement prior to the Closing Date as shall occur in the ordinary course of business; and (c) all “Inventories” as defined in the Uniform System of Accounts and used in the operation of each Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in bars, other merchandise intended for sale or resale, food, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items, whether in opened or unopened containers, subject to such depletion and restocking prior to the Closing Date as shall occur in the ordinary course of business (the “Inventories”), provided, however, that to the extent that any applicable Law prohibits the transfer of alcoholic beverages from Seller Group to Buyer, such beverages shall not be considered a part of Inventories but subject to Section 15.2.

2.3         Contracts, Equipment Leases, and Space Leases. All of Seller Group’s right, title and interest in and to: (a) all written service, maintenance, licensing, concession, and other contracts or agreements related to the maintenance or operation of each Hotel to which Seller Group is a party, or entered into on behalf of Seller Group, together with any deposits made thereunder, but excluding any Affiliate Agreements, the Bookings, Management Agreements and the Franchise Agreements (the “Contracts”); (b) all Management Agreements other than the Excluded Management Agreements; (c) all assignable leases of personal property located at, or used in the operation of, each Hotel (the “Equipment Leases”) to which Seller Group is a party, or entered into on behalf of Seller Group; and, (d) if any, all assignable leases, licenses and other occupancy agreements which establish a landlord/tenant, usufruct, or licensor/licensee relationship and provide for the use or occupancy of space or facilities on or relating to each Hotel, including, without limitation, for antenna sites and related equipment together with any guarantees and deposits made in connection therewith, but excluding the Operating Leases and the Bookings (the “Space Leases”), all, together with any amendments, modifications, extensions or renewals thereof, in each case, as in effect as of the Effective Date or entered into subsequent to the Effective Date in conformity with the provisions of this Agreement (and the definitions of Contracts, Equipment Leases and Space Leases shall be deemed to include such amendments, modification, extensions and renewals, as applicable).

2.4         Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotels, together with the contracts related thereto (the “Bookings”), all as in effect as of the Effective Date or entered into subsequent to the Effective Date in conformity with the provisions of this Agreement, together with all room reservation deposits, public function, banquet, food and beverage deposits and other deposits or fees for Bookings held by Seller Group with respect thereto (“Bookings Deposits”).

2.5         Intangible Hotel Assets. All of Seller Group’s right, title and interest in and to (a) the Hotel Guest Data and Information in any database maintained by Seller Group or any Hotel Management Company related exclusively to the Hotels or any of them and to the extent assignable as permitted by applicable Laws and without consent or to the extent consent is obtained and at no out-of-pocket cost to Seller Group; and (b) all electronic files, data and information, software licenses, internet domain names, URLs and websites, telephone and facsimile numbers, goodwill of Seller Group related to the Hotels, trademarks, servicemarks, logos, Permits, any unexpired guaranties or warranties, signage rights, and other items of intangible personal property relating to the ownership or operation of the Hotels and owned by Seller Group, but expressly excluding any and all assets or intellectual property granted under the Franchise Agreements (collectively, the “Intangible Hotel Assets”).

2.6         Other Assets. All assets relating to the ownership or operation of the Hotels and not specifically identified in Sections 2.7 as Excluded Property.

2.7         Excluded Property. Notwithstanding anything to the contrary set forth in Sections 2.1–2.6 above, the property, assets, rights and interests set forth below (the “Excluded Property”) shall not be transferred, assigned or conveyed to Buyer, and shall be excluded from the Property:

(a)
Cash. Except as otherwise expressly provided herein, all cash on hand or on deposit in any house bank, operating account or other account or reserve, maintained in connection with the Hotels, together with any and all credit card charges, checks and other instruments which Seller Group has submitted for payment as of the Closing;

(b)
Third-Party Property. Any and all fixtures, furnishings, equipment and other personal property or intellectual property or other assets owned by or proprietary to (i) the supplier, vendor, licensor or other party under any Contracts, (ii) the lessor under any Equipment Leases, (iii) the tenants under any Space Leases, (iv) any Hotel employee, (v) any guest or customer of the Hotels, (vi) any Hotel Management Company, and (vii) Franchisor pursuant to the Franchise Agreements;

(c)
Hotel Guest Data. Hotel Guest Data and Information in any database maintained by Franchisor or any of their Affiliates. Notwithstanding the foregoing, it is contemplated that after Closing certain of the pre-Closing Hotel Guest Data and Information will continue to be utilized in the operation of the Hotel pursuant to and subject to the terms of any New Franchise Agreement with respect to the Hotels; provided, further that to the extent Buyer reviews, is given access to, or otherwise obtains, any pre-Closing Hotel Guest Data and Information as part of the purchase of the Property, Buyer shall at all times comply in all material respects with all applicable Law concerning (i) the privacy and use of such pre-Closing Hotel Guest Data and Information and the sharing of such data and information with third parties (including, without limitation, any restrictions with respect to Buyer’s or any third party’s ability to use, transfer, store, sell or share such information and data); and (ii) the establishment of adequate security measures to protect any such pre-Closing Hotel Guest Data and Information;

(d)
Seller Books and Records. Any and all Seller Group’s (other than Seller’s Subsidiaries) corporate books and records, including, but not limited to, tax and accounting records, corporate seals, corporate franchise, organizing or governing documents, by-laws, stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Seller Group’s (other than Seller’s Subsidiaries) organization or stock capitalization;

(e)
Insurance Policies. Any and all policies of insurance under which Seller Group and/or Hotel Management Company is a named or is an additional named insured, other than Buyer’s and Seller’s Subsidiaries right to proceeds from such policies, if any, pursuant to and in accordance with this Agreement. Buyer shall be responsible for obtaining its own insurance as of the Closing and for the period thereafter;

(f)
Third-Party Claims; Refunds. Claims, including without limitation, the Pre-Closing Litigation (as defined in Section 4.4), refunds, indemnities or other credits or payments arising out of circumstances or otherwise attributable or accruing prior to the Closing Date not expressly assigned to Buyer or otherwise not associated with liabilities assumed by Buyer pursuant to the terms and conditions of this Agreement;

(g)
Unassignable or Unassumed Contracts, Equipment Leases and Space Leases. All Contracts, Equipment Leases and/or Space Leases, Franchise Agreements and Affiliate Agreements which Buyer shall not be subject to after the Closing pursuant to and in accordance with the express terms of this Agreement; and

(h)	Excluded Management Agreements. The Excluded Management Agreements.

ARTICLE III.
Purchase Price

3.1          Purchase Price. The Purchase Price, subject to the prorations and credits set forth herein, shall be due and payable as follows:

(a)
Deposit. Buyer covenants and agrees that within one (1) Business Day of Buyer's execution and delivery of this Agreement to Seller, Buyer shall make a deposit of Fifteen Million and No/Dollars ($15,000,000) (together with all accrued interest thereon, the “Deposit”), in immediately available funds, with Old Republic National Title Insurance Company, 20 South Clark Street, Suite 2900, Chicago, Illinois 60603, Attention: Gregory J. Chaparro, Senior Vice President (the “Escrow Agent”). Upon Closing, the Deposit shall be applied to the Purchase Price. Except as expressly otherwise set forth herein, the Deposit shall be non-refundable to Buyer, but shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the escrow instructions executed by Seller, Buyer and Escrow Agent (the “Escrow Instructions”) substantially in the form attached hereto as Exhibit B.

(b)
Remainder of Purchase Price. At Closing, Buyer shall pay to Escrow Agent, to be released to Seller upon Closing, an amount equal to the difference between (i) the Purchase Price, and (ii) the amount of the Deposit to be released to Seller by Escrow Agent upon Closing, subject to the credits, prorations and adjustments set forth herein, in immediately available funds by federal reserve bank wire transfer to such account and bank as Escrow Agent shall designate in writing to Buyer on or prior to Closing.

(c)
Failure to Make Deposit. If the Deposit is not deposited by Buyer as and when due and payable hereunder, Seller shall have the right in Seller’s sole and absolute discretion, as its sole and exclusive remedy for such failure, to terminate this Agreement, whereupon neither party shall have any further rights or liabilities under this Agreement, except, however, that the parties shall remain obligated with respect to the provisions herein which specifically survive termination.

3.2          Intended Tax Treatment; Allocation of Purchase Price.

(a)
Intended Tax Treatment. Seller and Buyer hereto acknowledge and agree that for U.S. federal Income Tax purposes, in accordance with Internal Revenue Service Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2, the sale and purchase of the Interests of SPPR-Dowell will be treated from the Buyer’s perspective, as a termination of SPPR-Dowell and a deemed distribution of all its assets to Operating Partnership, followed by the sale of all such assets to the Buyer for the Purchase Price allocated to such assets, and from Seller’s perspective, as a sale of one hundred percent (100%) of the Interests in SPPR-Dowell to the Buyer for the allocable portion of Purchase Price (as adjusted to reflect any liabilities of the Seller and any other items entering into the determination of the Buyer’s income Tax basis for the assets of the SPPR-Dowell under Section 1060 of the Code). The parties hereto acknowledge and agree that, to the extent a Seller’s Subsidiary is a disregarded entity pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii), the sale of Seller’s Subsidiary shall be treated for all federal (and, as applicable, state and local) income tax purposes as a sale of the assets of each Seller’s Subsidiary.

(b)
Allocation of Purchase Price. No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement. Seller and Buyer hereby agree that any adjustments to the Purchase Price pursuant to this Agreement shall be treated as adjustments to the Purchase Price for tax purposes, unless otherwise required by applicable Law. The allocation of the Purchase Price among the Seller’s Subsidiaries and their respective indirect ownership of each respective Hotel is shown on Schedule 3.2 attached hereto (in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder an any similar provision of state, local or foreign law and consistent with the allocation of Purchase Price) (the “Property Allocation”).

(c)
Personal Property Allocation. In addition, Seller and Buyer shall cooperate with each other in good faith to arrive at a mutually acceptable allocation of that portion of the Purchase Price allocated to each asset of the Seller’s Subsidiaries among the Real Property, the Personal Property located therein and other customary items either Seller or Buyer may request to be allocated, and if agreed upon, such additional aspects of the Property Allocation shall be deemed attached hereto as Schedule 3.2. If the Property Allocation cannot be agreed upon, each party may use its own determination and bear any consequences related thereto. If the parties are able to agree upon the Property Allocation, Seller and Buyer agree to (a) be bound by the Property Allocation, and (b) act in accordance with the Property Allocation in the preparation of financial statements and filing of all Tax Returns and not take any position contrary thereto unless otherwise required by applicable Law.

3.3          “All or Nothing” Basis. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Interests and Property at Closing in consideration for the Purchase Price, as adjusted pursuant to the terms of this Agreement, set forth in this Agreement. Buyer acknowledges and agrees that other than as specifically set forth in this Agreement (a) the sale of the Property shall be on an “all or nothing” basis, (b) Buyer shall have no right, and Seller shall have no obligation, to exclude any portion of the Property from the Transaction, and (c) any termination of this Agreement shall constitute a termination of this Agreement as to all of the Property.

3.4          Withholding. Buyer shall be entitled to deduct and withhold any amounts from the consideration payable to Seller pursuant to this Agreement that are required to be withheld with respect to the making of any such payment under the Code, or any provision of state, local or foreign applicable Laws; provided that no withholding will be required under Section 1445 of the Code or applicable state, local or foreign laws to the extent that Seller delivers all of the affidavits described in Section 10.4, and all applicable affidavits, certificates or other documents and instruments necessary to be exempt from such withholding requirements other than as a result of a change in law after the date hereof. Buyer shall use commercially reasonable efforts to provide written notice to Seller on or before thirty (30) days prior to the Closing with respect to any governmental authority that requires withholding. To the extent that such amounts are so withheld and paid over to the proper governmental authority by Buyer, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE IV.
Seller’s Representations and Warranties

Seller hereby represents and warrants to Buyer as of the Effective Date as follows:

4.1          Good Standing. Each of Seller Group are a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, is authorized to conduct the business in which it is now engaged, and is duly qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business makes such qualification necessary.

4.2          Due Authorization. Seller Group has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Shareholder Approval and the ISRA Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller Group of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller Board and, other than the Shareholder Approval and the ISRA Approval (with respect to the consummation of the transactions and not execution of this Agreement), no additional corporate proceedings on the part of the Seller Group are necessary to authorize the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby by the Seller Group. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws and equitable principles affecting the rights of creditors generally. The Closing Documents will be duly executed and delivered by Seller Group and constitute a valid and binding obligation of Seller Group’s, enforceable against Seller Group in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws and equitable principles affecting the rights of creditors generally. The Seller Board has (a) unanimously determined that the Transaction is fair to and in the best interests of the Seller Shareholders, (b) unanimously approved, adopted and declared advisable the Transaction, (c) unanimously directed that the Transaction be submitted to a vote of the Seller Shareholders, and (d) unanimously resolved to recommend that the Seller Shareholders vote in favor of approval and adoption of the Transaction (such recommendations, the “Seller Board Recommendation”), which resolutions were duly adopted and which remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 11.3. The affirmative vote of the holders of a majority of the shares of the Seller Common Stock entitled to be cast at the Shareholder Meeting (the “Shareholder Approval”) and the approval of Real Estate Strategies L.P., a Bermuda Limited Partnership, and/or RSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima (the “ISRA Approval”) are the only votes of holders of securities of Seller Group required to approve the Agreement and the Transaction.

4.3          No Violations or Defaults. Except as set forth in Schedule 4.3 attached hereto, the execution, delivery and performance of this Agreement, the Closing Documents and the consummation by Seller Group of the Transaction will not (a) violate any Law or any order of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any third party with proper jurisdiction binding against Seller Group or their respective assets; (b) subject to obtaining the Shareholder Approval and the ISRA Approval in connection with the execution of the Closing Documents but not this Agreement, result in a breach or default under any provision of the organizational documents of Seller Group, any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller Group is a party or which is binding on Seller Group or the Properties or any portion thereof (c) subject to obtaining the Shareholder Approval the ISRA Approval in connection with the execution of the Closing Documents but not this Agreement, require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given; or (d) require any consent or approval or authorization or permit of, or filing with or notification to, any governmental authority, except the filing with the SEC of the Proxy Statement, and such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transaction.

4.4         Litigation. Except as set forth on Schedule 4.4 attached hereto (collectively, the “Pre-Closing Litigation”), Seller Group has not received written notice of any litigation, actions, suits, arbitrations, claims, government investigations or other legal proceedings that remain pending against Seller Group affecting the Interests any portion of the Property or the operation of the Hotels or that seeks to prevent, hinder, modify, delay or challenge the Transactions, nor to Seller’s Knowledge are any such litigation, actions, suits, arbitrations, claims, government investigations or other legal proceedings pending or threatened. Except as set forth on Schedule 4.4 attached hereto, Seller Group is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any governmental authority which would be reasonably likely to adversely affect (a) the ability of Seller Group to perform its obligations hereunder, or (b) the ownership or operation of the Hotels. Except as set forth on Schedule 4.4 attached hereto, all of the Pre-Closing Litigation has been accepted by Seller Group’s insurance carries as an insured matter.

4.5         Condemnation Actions. There are no condemnation actions pending or, to Seller’s Knowledge, threatened in writing with respect to the Property.

4.6         Contracts. All Material Contracts are listed on Schedule 4.6 attached hereto. To Seller’s Knowledge, all Material Contracts are in full force and effect. Except as set forth on Schedule 4.6 attached hereto, Seller Group has not given or received any written notice of any breach or default under the Material Contracts which has not been cured, and, to Seller’s Knowledge, there are no material defaults under any Material Contracts by any party thereto. To Seller’s Knowledge, complete copies of the Material Contracts have been delivered or otherwise made available to Buyer by Seller in the Due Diligence File on or prior to the Due Diligence Cutoff Time.

4.7         Equipment Leases. All Material Equipment Leases are listed on Schedule 4.7 attached hereto. To Seller’s Knowledge, all Material Equipment Leases are in full force and effect. Neither Seller nor any of Seller’s Subsidiaries has given or received any written notice of any breach or default under the Material Equipment Leases which has not been cured, and, to Seller’s Knowledge, there are no material defaults under any Material Equipment Leases by any party thereto. To Seller’s Knowledge, complete copies of the Material Equipment Leases have been delivered or otherwise made available to Buyer by Seller in the Due Diligence File on or prior to the Due Diligence Cutoff Time.

4.8         Management and Franchise Agreements. There are no existing management contracts or franchise agreements relating to the Property other than (a) the Management Agreements and (b) the Franchise Agreements. To Seller's Knowledge, all Franchise Agreements and Management Agreements are in full force and effect. Except as set forth in Schedule 4.8-2 attached hereto, Seller Group has not given or received any written notice of any material breach or default under the Management Agreements or Franchise Agreements which has not been cured, and, to Seller’s Knowledge, there are no material defaults under any Management Agreement or Franchise Agreement by any party thereto. There is no outstanding key money, credit enhancement, equity investment, guaranty, loan, loan commitment or other funding or obligation (“Key Money”) for any Property other than the Atlanta Aloft Marriott Key Money pursuant to the Atlanta Aloft Marriott Franchise Agreement. To Seller's Knowledge, the Atlanta Aloft Marriott Key Money was fully funded to the prior owner of the Aloft Atlanta Downtown, DB Hotel Atlanta LLC ("Prior ATL Owner") pursuant to the terms of that certain License Agreement dated July 18, 2012 between Prior ATL Owner and The Sheraton LLC, which Key Money obligations were assumed by Spring Street Hotel OpCo LLC pursuant to and in accordance with the Atlanta Aloft Marriott Franchise Agreement. To Seller’s Knowledge, as of September 30, 2021, the total amount of the outstanding and unamortized Atlanta Aloft Marriott Key Money shall be Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine and 97/100 Dollars ($999,999.97).

4.9         Space Leases. All Space Leases, if any, affecting all or any portion of the Property are listed on Schedule 4.9 attached hereto. To Seller’s Knowledge, all such Space Leases are in full force and effect. Seller Group has not given or received any written notice of any breach or default under the Space Leases which has not been cured, and, to Seller’s Knowledge, there are no material defaults under any Space Leases by any party thereto. To Seller’s Knowledge, complete copies of the Space Leases have been delivered or otherwise made available to Buyer by Seller in the Due Diligence File on or prior to the Due Diligence Cutoff Time.

4.10       Employees. Seller Group does not have any Hotel employees. All Hotel employees are employees of the applicable Hotel Management Company. Neither Seller Group nor to Seller’s Knowledge, any Hotel Management Company, is a party to any union or collective bargaining agreement covering any employees of the Hotels. To Seller’s Knowledge, each Hotel Management Company is, and has been for the last three (3) years, in material compliance with all Laws respecting employment and employment standards, employment practices and terms and conditions of employment with respect to the Properties. None of the Seller Group nor any ERISA Affiliate of any member of Seller Group has incurred any liability under Title IV of ERISA, and no condition exists that could reasonably be expected to subject Buyer or, following the Closing, any of the Seller’s Subsidiaries, either directly or by reason of affiliation with an ERISA Affiliate, to any material tax, fine, lien, encumbrance, or other liability imposed under Title IV of ERISA.

4.11       OFAC; Money Laundering. Neither Seller Group nor, to Seller’s Knowledge, any of their respective Affiliates, are acting, directly or indirectly, for or on behalf of any person who appears on any list of sanctioned or restricted persons maintained by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) (including, but not limited to, the Specially Designated Nationals and Blocked Persons List), or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism (each, a “Sanctioned Person”). Neither Seller Group nor any of Seller’s Subsidiaries is engaged in the Transaction directly or indirectly on behalf of, or facilitating the Transaction directly or indirectly on behalf of, any Sanctioned Person.

4.12      Seller Is Not a “Foreign Person”. Seller Group is not a “foreign person” within the meaning of Section 1445 of the Code (i.e., Seller Group is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and Treasury Regulations promulgated thereunder).

4.13       Violations of Law. Except as set forth in Schedule 4.13 attached hereto, Seller Group has not received any written notice from any governmental authority having jurisdiction over the Property that all or any portion of the Property is in violation of any applicable Laws, which has not been cured or remedied in accordance with applicable Laws.

4.14        Additional Representations. The representations set forth on Schedule 4.14 attached hereto.

4.15       Insurance. Seller Group has not received any written notice of a breach or default under any insurance policy maintained by or on behalf of Seller Group with respect to the Property, which has not been cured or dismissed, or the cancellation of such insurance policy, in each instance, which would have a material and adverse effect on the Property or the operation of the Hotels.

4.16       Right of Others. Except as set forth on Schedule 4.16 attached hereto, Seller Group has not granted nor is subject to any unsatisfied option, right of first refusal or any other similar rights in favor of any person or entity applicable to the sale of the Interests or the Property to Buyer.

4.17        ERISA. Seller Group is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of), an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (a “plan” as defined in and subject to Section 4975 of the Code or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and no portion of the Interests or the Property constitutes the assets of any of the foregoing described in this Section 4.17.

4.18       Environmental Matters. To Seller’s Knowledge, Seller has delivered to Buyer complete copies of the environmental assessments, reports and studies relating to the Property set forth on Schedule 4.18 attached hereto (the “Environmental Reports”), which Environmental Reports are the most recent environmental assessments, reports and studies relating to the Property in Seller Group’s possession or control. Seller Group has not received any written notice from any governmental authority having jurisdiction over the Property that all or a portion of the Property is in violation of any applicable Environmental Laws.

4.19      CMBS Loan Documents. The documents between the CMBS Lender and Seller, CMBS Borrower and any Seller-affiliated guarantors or indemnitors, as the case may be, for the CMBS Loan are listed on Schedule 4.19 attached hereto (the “CMBS Loan Documents”). To Seller’s Knowledge, neither CMBS Borrower nor any Seller-affiliated guarantors or indemnitors are in default under the CMBS Loan Documents.

4.20       Bankruptcy. No member of the Seller Group (a) is a debtor under any bankruptcy proceedings, voluntary or involuntary, (b) has made an assignment for the benefit of creditors, (c) has suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending or (d) has suffered the attachment or other judicial seizure of all, or substantially all of Seller Group’s assets, which remains pending, and to Seller’s Knowledge, no such action is being threatened against Seller Group.

4.21       Interests and Personal Property. Seller Group has good and valid title to the Interests and the Personal Property and the same is (or will be at Closing) free and clear of all Liens, other than (a) in the case of the Interests, the Permitted Interests Exceptions and (b) in the case of Personal Property, the rights of any vendors or suppliers under Contracts, Equipment Leases and any Permitted Title Exceptions. At the Closing, Buyer will acquire good and valid title to the Interests and, directly and/or indirectly, the Personal Property, as applicable, free and clear of all Liens, other than (i) in the case of the Interests, the Permitted Interests Exceptions and (ii) in the case of Personal Property, the rights of any vendors or suppliers under Contracts, Equipment Leases and any Permitted Title Exceptions.

4.22      Leawood Loan Default. Complete copies of the Leawood Loan Documents have been delivered or otherwise made available to Buyer by Seller in the Due Diligence File on or prior to the Due Diligence Cutoff Time. Complete copies of all written notices and correspondences between Seller Group and the Leawood Loan Bank (or Leawood Loan Bank’s predecessor in interest) regarding the Leawood Loan Default have been delivered or otherwise made available to Buyer by Seller in the Due Diligence File on or prior to the Due Diligence Cutoff Time.

4.23        Financial Statements. The Financial Statements fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity and other comprehensive income or cash flows, as the case may be, of the Seller and its consolidated subsidiaries for the periods set forth therein, and, in each case have been prepared in accordance with GAAP in all material respects. None of the Seller’s Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. Except as and to the extent accrued, reflected, disclosed or reserved against on the consolidated balance sheet of the Seller as of December 31, 2020 included in the Financial Statements, none of the Seller’s Subsidiaries has any liability or obligation of any kind, whether accrued, contingent, absolute, inchoate or otherwise, except for (i) liabilities and obligations incurred since December 31, 2020 in the ordinary course of business consistent with past practice (none of which arise from a breach of contract) and (ii) liabilities and obligations that would not, individually or in the aggregate, be material to the Seller’s Subsidiaries taken as a whole.

4.24       No Other Agreements. Except for the Space Leases, Equipment Leases, Bookings, the Gift Certificates, the Contracts and Permitted Title Exceptions (including, but not limited to, the DeBartolo Option), neither Seller nor Seller’s Subsidiaries have entered into any lease or other agreement that would allow any Person to occupy the Property from and after the Closing.

4.25       Opinion of Financial Advisor. The Seller Board has received the opinion of KeyBank to the effect that, as of the date of such opinion, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Purchase Price is fair, from a financial point of view, to Seller (the “Fairness Opinion”). That certain Engagement Letter dated September 10, 2021 from KeyBanc Capital Markets Inc. to the Board of Directors of Seller, a complete copy of which has been delivered or otherwise made available to Buyer by Seller in the Due Diligence File on or prior to the Due Diligence Cutoff Time, is the only agreement between KeyBanc Capital Markets Inc. and Seller regarding the Fairness Opinion.

4.26       Information Supplied. The Proxy Statement will not, at the time of the first mailing thereof, at the time of the Shareholder Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer or any of its Representatives in writing specifically for inclusion (or incorporation by reference) in the Proxy Statement.

4.27        Takeover Statutes. No “moratorium”, “fair price”, “affiliate transaction”, “business combination” or other takeover Laws or regulations, including in the Maryland General Corporation Law (including the Maryland Business Combination Act) apply to this Agreement or the Transaction.

4.28        Dissenters Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders, shall be available with respect to the Transaction, including any remedy under Sections 3-201 et seq. of the Maryland General Corporation Law.

4.29        Designated Persons. As used in this Agreement, the term “Seller’s Knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual present knowledge of Seller’s President and Chief Executive Officer, J. William Blackham, after reasonable due inquiry to the general managers of the respective Hotels pursuant to Section 4.30, but without any further investigation or inquiry or any obligation of investigation or inquiry. As used in this Agreement, the term “Buyer’s Knowledge” or words of similar import shall be deemed to mean, and shall be limited to, (a) the actual present knowledge of Scott Trebilco, without any investigation or inquiry or any obligation of investigation or inquiry, (b) any fact, circumstance or information disclosed or expressly referred to in this Agreement and the matters disclosed in this Agreement or listed on the exhibits and schedules attached hereto, (c) any fact, circumstance or information expressly disclosed or expressly referred to in any of Buyer's reports, inspections, surveys and/or studies, any Closing Documents or any third party reports prepared or obtained by Buyer or any of Buyer’s representatives in connection with Buyer’s due diligence and inspection of the Property; and/or (d) any and all information contained in the Due Diligence File. For avoidance of doubt, there shall be no personal liability on the part of such person arising out of any representations or warranties made herein or otherwise.

4.30       Due Inquiry. Seller has provided a copy of Section 4.4 (including Schedule 4.4), Section 4.6 (including Schedule 4.6), Section 4.7 (including Schedule 4.7), Section 4.8 (including Schedule 4.8), Section 4.9 (including Schedule 4.9), Section 4.10, Section 4.13, the last sentence of Section 4.18 and Section 4.24, to the Hotel Management Company for each Property and the general manager at each Hotel has not identified any of such Seller’s Warranties are not true and correct.

4.31       Associations. Seller Group has not given or received any written notice of any breach or default under any owner’s association, restrictive covenants, declaration or similar agreement (“Association”) which has not been cured, and, to Seller’s Knowledge, there are no material defaults under any Association by any party.

4.32       Seller’s Subsidiary Interests Schedule 4.32   accurately depicts ownership of the Seller’s Subsidiaries and sets forth the name and jurisdiction of incorporation or organization of each Seller’s Subsidiary, the authorized, issued and outstanding capital stock or other equity securities of each Seller’s Subsidiary and the record holders thereof, and all such stock or other securities constitute all of the Interests. The Operating Partnership owns (or will own at Closing with respect to the SPPR-Dowell Remainder Interest and the Spring Street Hotel Interest) one hundred percent (100%) of the Interests as set forth on Schedule 4.32. All of the Interests are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first offer or refusal or similar rights. The Operating Partnership holds (or will hold at Closing with respect to the SPPR-Dowell Remainder Interest and the Spring Street Hotel Interest) the Interests in its own name, free and clear of all Liens, claims, charges, security interests of any kind and has not sold, pledged, hypothecated or otherwise encumbered all or any portion of the Interests, and, no other person or entity has any right, title or interest in and to the Interests. There are no (i) outstanding securities of any of the Seller’s Subsidiaries convertible into or exchangeable for one or more shares of the share capital of, or other equity or voting interests in, the Seller’s Subsidiaries, (ii) options, warrants or other rights or securities issued or granted by any Transferred Subsidiary relating to or based on the value of the equity securities of any of the Transferred Subsidiaries, (iii) contract or agreements that are binding on any Seller’s Subsidiaries that obligate a Seller’s Subsidiaries to issue, acquire, sell, redeem, exchange or convert any shares of capital stock of, or other equity interests in, a Seller’s Subsidiaries (or any securities convertible into or exchangeable for any such capital stock or other equity interests), or (iv) outstanding restricted shares, restricted share units, share appreciation rights, performance shares, performance units, deferred share units, contingent value rights, “phantom” shares or similar rights issued or granted by the Seller’s Subsidiaries that are linked to the value of shares of capital stock or other equity securities of the Seller’s Subsidiaries. True, correct and complete copies of the operating agreements of each Seller’s Subsidiary and all amendments, modifications and supplements thereto (the “Seller’s Subsidiary Operating Agreements”). True, correct and complete copies of the certificate of formation of each Seller’s Subsidiary, together with any membership interest certificates and all amendments thereto (if any), side letters, modifications and/or supplements to the foregoing documents and agreements currently in effect have been delivered or otherwise made available to Buyer by Seller in the Due Diligence File on or prior to the Due Diligence Cutoff Time (such documents, together with the Seller’s Subsidiary Operating Agreements, are referred to collectively as the “Seller’s Subsidiary Organizational Documents”). All of the Seller Subsidiaries Organizational Documents are in full force and effect and each of the Seller’s Subsidiaries are in material compliance with all terms, provisions and covenants set forth in the applicable Seller Subsidiaries Organizational Documents. The Seller Subsidiaries Organizational Documents are the sole agreements governing the ownership and operation of the respective Seller Subsidiaries by the respective owners of such Seller Subsidiary. Except as set forth in the Seller Subsidiaries Organizational Documents, there are no outstanding contractual obligations of any member of the Seller Group to repurchase, redeem, exchange or otherwise acquire any equity interest, capital stock or other securities of or interests in, the Seller’s Subsidiaries. Except for the Seller Subsidiaries Organizational Documents, Seller Group is not a party to any stockholders’ agreement (or the equivalent), voting trust agreement, security agreements, or registration rights agreement relating to any equity securities of Seller’s Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Seller’s Subsidiaries. Each limited liability company interest in the Seller’s Subsidiary has been, since the date of its formation, an “uncertificated security” within the meaning of Article 8 of the New York UCC. None of the Seller’s Subsidiaries are a party to any stockholder’s agreement, voting trust agreement or registration rights agreement relating to any equity interests of the Seller’s Subsidiaries or any other similar agreement relating to the transfer, disposition, repurchase, redemption, voting or dividends with respect to any capital stock or other voting securities or equity interests in any Transferred Subsidiary. None of the Seller’s Subsidiaries has any outstanding bonds, debentures, notes, Indebtedness or other similar obligations the holders of which have the right to vote (or which are convertible into, exchangeable into or exercisable for securities having the right to vote) on any matter that the stockholders of the Seller’s Subsidiaries may vote. None of the Seller’s Subsidiaries has any obligation to acquire any equity interest in another person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other person (including any other Seller’s Subsidiaries). As of the date of this Agreement, other than the CMBS Loan which will be defeased and other than financings which will be repaid in full on or prior to Closing, there is no outstanding Indebtedness for borrowed money other than trade payables incurred in the ordinary course of business consistent with past practice. Each Seller’s Subsidiary is a “single-purpose” entity which owns no assets and has never owned any assets other than its respective interest in the Hotels owned by such Seller’s Subsidiary and has never engaged in any business unrelated to the ownership of the applicable Hotel. No Seller’s Subsidiary owns of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust or other Person. No Seller’s Subsidiary has owned any other real or personal property except the applicable Hotel by such Seller’s Subsidiary or personal property ancillary thereto.

4.33        DeBartolo Option. Complete copies of all documents evidencing or relating to the DeBartolo Option have been delivered or otherwise made available to Buyer by Seller in the Due Diligence File on or prior to the Due Diligence Cutoff Time. Complete copies of all written notices and correspondences between Seller Group and any third party regarding the DeBartolo Option have been delivered or otherwise made available to Buyer by Seller in the Due Diligence File on or prior to the Due Diligence Cutoff Time.

4.34       Rooftop Lease. Verizon Wireless (VAW) LLC d/b/a/ Verizon Wireless (“Rooftop Lessor”) has not exercised its right of first offer pursuant to Section 17 of that certain Building and Rooftop Lease Agreement dated Augusts 12, 2014 by and between Leawood ADP, Ltd. and Verizon Wireless (VAW) LLC d/b/a/ Verizon Wireless (the “Rooftop Lease”).

4.35        No Property Material Adverse Effect. There has not been any event, circumstance, occurrence or change that has had or would reasonably be expected to cause a Property Material Adverse Effect to occur.

4.36       Limitations on Representations and Warranties. (a)  Each of Seller’s Warranties shall be deemed modified to reflect any changes in the same as a result of (i) any actions that Seller Group is expressly permitted to take under this Agreement; (ii) the acts of Buyer; (iii) with respect to Seller’s Warranties contained in Sections 4.6, Sections 4.7 or Sections 4.9, if such Seller’s Warranties were true and correct in all material respects as of the Effective Date, changes in circumstances or status of third parties (e.g., defaults, bankruptcies, below market status or other adverse matters relating to such third party’s exercise following the Effective Date of any contractual termination rights not caused by the actions of Seller, Seller’s Subsidiaries or their Affiliates) occurring after the Effective Date; or (iv) any notice to Buyer pursuant to Section 13.1 (subject to the terms of Article XIII), if such Seller’s Warranty was true and correct in all material respects as of the Effective Date.

(b)         In addition to the foregoing and notwithstanding anything to the contrary set forth in this Agreement, each of Seller's Warranties shall be deemed modified to reflect Buyer's Knowledge (other than clause (c) or clause (d) of the definition thereof) as of the Effective Date and, to the extent that, Buyer has Buyer's Knowledge (provided that clause (c) of the definition thereof shall cut off as of 5:00 PM (Los Angeles Time) on the date that is five (5) Business Days prior to the Closing Date) that any of Seller's Warranties are inaccurate, untrue or incorrect (regardless of whether or not such inaccuracy, untruth or incorrectness results in or is reasonably likely to result in a Property Material Adverse Effect) and (i) such inaccurate, untrue or incorrect Seller's Warranty would cause the condition precedent to Buyer's obligation to purchase and pay for the Properties on the Closing Date set forth Section 8.1 to not be satisfied and (ii) Buyer nonetheless proceeds to Closing notwithstanding such inaccuracy, untruth or incorrectness, then such Seller's Warranties shall be deemed modified to reflect Buyer's Knowledge. Furthermore, Seller shall have the right to amend and supplement any Seller’s Warranty from time to time without Buyer’s consent prior to the Closing Date by providing a written copy of such amendment or supplement to Buyer, provided, however, that, Seller shall not be deemed to be in breach or default under this Agreement in the event any of the representations and warranties made under this Agreement as of the Effective Date are untrue in any material respect when remade as of the Closing Date due to changes in fact or circumstance of third parties after the Effective Date beyond Seller's reasonable control that do not constitute or result from the willful, grossly negligent or bad faith acts or omissions of Seller or Seller's Subsidiaries (taken or omitted to be taken for the purpose of making such representation and warranty untrue) or a breach of Seller’s covenants under this Agreement (hereinafter referred to individually as a “Permitted Change” and collectively as “Permitted Changes”) provided that to the extent that such Permitted Change, together with all other Permitted Changes, in the aggregate, could reasonably be expected to result in a monetary loss and/or loss of value with respect to the Property or Buyer equal to or greater than One Million and No/100 Dollars ($1,000,000.00), the Permitted Change shall have no effect for the purposes of determining whether the Conditions as set forth in Section 8.1 has been satisfied, but shall have effect only for the purposes of limiting the defense and indemnification obligations of Seller for the inaccuracy or untruth of the Seller’s Warranty qualified by such Permitted Change to the extent that the existence of such inaccuracy or untruth of the Seller’s Warranty permitted Buyer to terminate this Agreement and Buyer nevertheless consummated the Transaction.

(c)          If, prior to the Closing, (i) Buyer has Buyer’s Knowledge (or is deemed to have Buyer’s Knowledge pursuant to Section 4.36(b) above) that any of Seller’s Warranties are inaccurate, untrue or incorrect and Buyer delivers written notice to Seller or (ii) Seller notifies Buyer that any of Seller’s Warranties are untrue, inaccurate or incorrect, in each case other than as permitted pursuant to Section 4.36(a) (a “Disclosed Warranty”); then Seller may, in its sole discretion, elect by notice to Buyer to adjourn the Closing for up to thirty (30) days in order to attempt to cure or correct a Disclosed Warranty. If any Disclosed Warranty would individually or collectively with all other Disclosed Warranties cause the condition precedent set forth in Section 8.1 to not be satisfied, and is not cured or corrected by Seller on or before the Closing Date (as the same may be adjourned as provided above); provided that such cure, with the express written permission of Seller, may be effectuated by an offset from the Purchase Price on or before the Closing Date (as the same may be adjourned as provided above) in such amount as is determined by Buyer (in its sole discretion) and approved by Seller (in its sole discretion) to offset or cure the impact of such Disclosed Warranty as aforesaid; then such Disclosed Warranty shall constitute a failure of Buyer’s Conditions as set forth in Section 8.1 and Buyer, as its sole remedy shall elect either (x) to waive such Disclosed Warranty and consummate the Transaction contemplated hereby without any reduction of or credit against the Purchase Price, or (y) to terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event, (1) the Deposit shall be returned to Buyer and (2) this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder except as otherwise specifically provided herein. In the event that such Disclosed Warranty also constitutes a default under Section 11.2, Buyer shall be entitled to avail itself of any remedies provided in Section 11.2.

(d)          The provisions of this Section 4.36 shall survive Closing or any earlier termination of this Agreement.

ARTICLE V.
Buyer’s Representations and Warranties

Buyer represents and warrants to Seller as follows:

5.1          Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, is authorized to conduct the business in which it is now engaged and is, or as of the Closing Date shall be, qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business makes such qualification necessary.

5.2          Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite actions of Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws and equitable principles affecting the rights of creditors generally.

5.3          No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Buyer of the Transaction will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any contract or other binding commitment of Buyer or any provision of the organizational documents of Buyer; or (c) require any consent or approval or vote authorization or permit of, or filing with or notification to, any governmental authority that has not been taken or given, or as of the Closing Date shall not have been taken or given, except the filing with the SEC of the Proxy Statement, and such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transaction.

5.4         Litigation. There are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Buyer, threatened in writing against Buyer before any court or governmental authority, an adverse determination of which would be reasonable likely to materially adversely affect Buyer’s ability to enter into or perform this Agreement.

5.5         OFAC; Money Laundering. Neither Buyer nor, to Buyer’s Knowledge, any of its Affiliates, are acting, directly or indirectly, for or on behalf of any Sanctioned Person. Buyer is not engaged in the Transaction directly or indirectly on behalf of, or facilitating the Transaction directly or indirectly on behalf of, any Sanctioned Person.

5.6         Financial Capacity; No Financing Condition. As of the Effective Date, Buyer has access to and will have at Closing cash proceeds sufficient to pay, without limitation, the Purchase Price and the fees and expenses of Buyer related to the Closing and to consummate the transactions contemplated by this Agreement. Buyer acknowledges and agrees that its obligations to effect the transactions contemplated by this Agreement are not subject to the availability to Buyer or any other party of financing.

5.7          ERISA. Buyer is not acquiring the Property with the assets of an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Section 406 of ERISA.

5.8         Information Supplied. None of the information supplied by Buyer in writing for inclusion or incorporation by reference in the Proxy Statement in connection with the Transaction will, at the time of (a) the first mailing thereof, (b) the Shareholder Meeting or (c) any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

ARTICLE VI.
Closing

6.1         Closing. The time and place of closing of the Transaction (the “Closing”) shall, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII and Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), take place through escrow with Escrow Agent at 3:00 p.m. local Bethesda, Maryland time on the date (the “Initial Closing Date”) that is the later of: (a) November 19, 2021 and (b) the third (3rd) Business Day following the date on which the conditions set forth in Section 8.7 and Section 9.5 have been satisfied, or on such alternative date or at such alternative location as may be mutually agreed upon by Seller and Buyer in writing. In addition to the foregoing, this Agreement also provides for an extension of the Closing Date (i) upon the occurrence of a Blocking Event pursuant to and in accordance with Section 16.10, (ii) by Seller upon written notice to Buyer pursuant to and in accordance with Section 4.36(c), Section 7.3(b), Section 7.7(c) or Section 8.13 and/or (iii) by Buyer upon written notice to Seller pursuant to and in accordance with Section 9.7. All of Seller’s and Buyer’s deliveries, the funds for payment of the Purchase Price and sufficient additional funds necessary for the parties to pay the costs contemplated by Section 6.2 shall be delivered in escrow to the Escrow Agent on or prior to the Closing Date, and there shall be no requirement that the parties attend a formal settlement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

6.2          Closing Costs.

(a)
In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with the transactions contemplated by this Agreement: (i) one-half (1/2) of the fees and expenses for Escrow Agent; (ii) the costs and expenses relating to the termination of the Operating Leases and the Excluded Management Agreements; (iii) all income taxes applicable to Seller or its direct or indirect owners including franchise or excise tax based on net earnings or income through but not including the Closing Date; (iv) all sales, VAT, or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement; (v) the fees and expenses of its own attorneys, accountants and consultants; (vi) subject to Section 14.9, the costs and expenses due under Section 2.5(f) of the CMBS Loan Agreement including the cost of acquiring the Defeasance Collateral (as defined in the CMBS Loan Agreement) and such other costs and expenses of Seller and CMBS Borrower paid or incurred in connection with the defeasance; (vii) Seller’s Franchise Agreement Obligations; (viii) the fees and expenses for the title commitments, the title premium and any endorsements to the Title Policy, in each case, as expressly identified on Schedule 6.2 as Seller Costs; (ix) all state, county or other local documentary, transfer, conveyance, stamp, recording or similar tax payable in connection with the delivery of the Assignment of Interests expressly identified on Schedule 6.2 as Seller Costs; and (x) all costs in connection with discharging any Unpermitted Title Exceptions which are the obligation of Seller under Section 7.3.

(b)
In addition to the other costs and expenses to be paid by Buyer as set forth elsewhere in this Agreement, Buyer shall pay for the following items in connection with the transactions contemplated by this Agreement: (i) the fees and expenses incurred by Buyer for Buyer’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses for the New Survey; (iii) the fees and expenses for the title commitments, the title premium and any endorsements to the Title Policy, in each case, as expressly identified on Schedule 6.2 as Buyer Costs; (iv) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Buyer; (v) one-half (1/2) of the fees and expenses for Escrow Agent; (vi) the costs and expenses (including, without limitation, any application fees and any costs incurred in connection with the satisfaction and/or compliance with any property improvement plan required by Franchisor) to enter into a New Franchise Agreement with Franchisor for each of the Hotels and, if applicable, any Franchise Termination Payments (but excluding the Seller’s Franchise Agreement Obligations); (vii) all state, county or other local documentary, transfer, conveyance, stamp, recording or similar tax payable in connection with the delivery of the Assignment of Interests expressly identified on Schedule 6.2 as Buyer Costs; and (viii) the fees and expenses of its own attorneys, accountants and consultants.

(c)
Any other ordinary and usual closing costs and expenses, except as expressly provided in this Agreement, in connection with the sale of the Property shall be allocated between Buyer and Seller in accordance with the customary practice in the county where the applicable Hotel is located.

(d)
The obligations of the parties under this Section 6.2 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement until thirty (30) days after the applicable statute of limitations has expired.

ARTICLE VII.
Actions Pending Closing

7.1         Conduct of Business; Maintenance and Operation of Property. Between the Effective Date and the Closing Date, subject to and consistent with the terms of the applicable Management Agreement, and subject to any actions that Seller takes or causes Seller Group take, in connection with COVID-19 or other public health emergencies to protect the health and safety of customers, Hotel employees and/or other business relationships solely to the extent required by applicable Laws and the requirements of the Franchise Agreements, without the prior written consent of Buyer, Seller and Seller Group shall, and use reasonable efforts to cause the Hotel Management Company to:

(a)
operate the Seller’s Subsidiaries and Hotels and otherwise conduct their respective business in the manner which is substantially similar to Seller Group’s and Hotel Management Company’s past custom and practice for the business, taking into account the facts and circumstances in existence from time to time (provided that the existence of this Agreement and the potential to consummate the transactions contemplated hereby and the affect that same have on the operation of the Hotels shall not be taken into account):

(b)	provide a level of employment at each Hotel sufficient for the normal operations of such Hotel as currently conducted;

(c)	accept, in the ordinary course of business, Bookings for the use of guest rooms and facilities of the Hotel;

(d)
keep, observe, and perform all material obligations under the Contracts, the Equipment Lease, the Space Leases, the Franchise Agreements, the Management Agreements, the CMBS Loan Documents, the Leawood Loan Documents, the DeBartolo Option, the Rooftop Lease, all licenses and permits, and all other applicable contractual arrangements relating to the Property;

(e)
perform maintenance and repairs in the ordinary course of business, except that Seller Group shall not be required to make any capital improvements or replacements to the Property and other than in connection with an emergency repair shall not make, nor consent under the applicable Management Agreement or Franchise Agreement to the extent Seller Group has a right to approve or reject the same, any capital improvements to the Property that will not be fully completed and fully paid for prior to the Closing;

(f)
provide written notice to Buyer of (i) any litigation, arbitration proceeding or administrative hearing before any governmental authority that adversely affects the Seller’s Subsidiaries or the Properties, (ii) any violation of applicable Law or other material notices regarding the Seller’s Subsidiaries or the Property received by Seller, Seller’s Subsidiaries or Hotel Management Company, (iii) notices of default delivered or received under the Contracts, the Equipment Lease, the Space Leases, the Franchise Agreements, the Management Agreements, (iv) Seller obtaining Knowledge of any Seller’s Warranties being untrue, inaccurate or incorrect; and/or (v) Seller obtaining Knowledge of any threatened strike, lockout or similar material labor dispute involving the employees at the Properties;

(g)	keep the Properties insured in such amounts and under such terms as are substantially consistent with the insurance policies, and promptly after the Effective Date;

(h)
except to the extent that the same is entered into by the Hotel Management Company pursuant to the applicable Management Agreement as of the Effective Date without the consent of Seller Group, Seller Group shall not (and shall not grant any approval for Hotel Management Company to) execute any new Contract nor amend, terminate or accept the surrender of any existing Contract without the prior approval of Buyer (such approval not to be unreasonably withheld, conditioned or delayed in the case of Contracts that are not Material Contracts);

(i)
except to the extent that the same is entered into by the Hotel Management Company pursuant to the applicable Management Agreement as of the Effective Date without the consent of Seller Group, Seller Group shall not (and shall not grant any approval for Hotel Management Company to) execute any new Space Lease or Equipment Lease nor amend, terminate or accept the surrender of any existing Space Lease or Equipment Lease without the prior approval of Buyer (such approval not to be unreasonably withheld, conditioned or delayed in the case of Equipment Leases that are not Material Equipment Leases);

(j)
terminate the Operating Leases, Affiliate Agreements and Excluded Management ‘Agreements effective as of Closing without, with respect to Seller Subsidiaries, any liabilities or other obligations post-termination. All termination fees and any other costs and expenses relating to such terminations shall be the responsibility solely of Seller Group, and Buyer shall not have any responsibility or liability therefor; and

(k)
maintain customary levels of Inventory, subject to such depletion and restocking as shall occur and be made in the ordinary course of business consistent with past practice, provided that to the extent as of the Closing, Inventory levels are less than appropriate present levels for such Inventory as reasonably determined by the applicable Hotel Management Companies appropriate for the operations of the applicable Hotel (the “Par Standard”), Buyer shall receive a credit to the Purchase Price as set forth in Section 14.5.

7.2        Inspection Period Expired; Right to Continue Due Diligence. BUYERS HEREBY ACKNOWLEDGES AND AGREES THAT IT HAS PREVIOUSLY ENTERED INTO THE ACCESS AGREEMENT IN CONNECTION WITH ITS RIGHT TO ENTER UPON THE REAL PROPERTY TO CONDUCT PHYSICAL INSPECTIONS OF THE PROPERTY AND UNDERTAKE SUCH OTHER DUE DILIGENCE AS BUYER SHALL DEEM APPROPRIATE (IN BUYER’S SOLE AND ABSOLUTE DISCRETION), INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL TESTS, SOIL TESTS AND ENGINEERING STUDIES, ZONING REVIEW, STRUCTURAL AND MECHANICAL REVIEW, MARKETING STUDIES, FRANCHISING CONSIDERATIONS AND ACQUISITION FINANCING MATTERS, IN EACH CASE, PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THE ACCESS AGREEMENT AND THAT, CONCURRENTLY WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY BUYER, (A) THE ACCESS AGREEMENT HAS TERMINATED; AND (B) THE DEPOSIT IS NON-REFUNDABLE EXCEPT AS OTHERWISE SET FORTH PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT AND BUYER ACKNOWLEDGES AND BUYER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT EXCEPT AS SET FORTH PURSUANT TO AND IN ACCORDANCE WITH THE EXPRESS TERMS OF THIS AGREEMENT. Subject to the foregoing, Buyer and the Licensee Parties shall continue to have access to the Real Property from the Effective Date until the Closing or earlier termination of this Agreement, for the purpose of conducting ongoing due diligence in accordance with the terms and conditions of Exhibit K.

7.3          Title Insurance.

(a)
Prior to the Effective Date, Buyer has ordered, and the Title Company has delivered to Buyer, the title commitment’s set forth on Schedule 7.3(a)-1 (the “Pre-Signing Title Commitments”) with respect to each Hotel and Buyer has approved and accepted all matters and exceptions listed in the Pre-Signing Title Commitments other than as set forth on Schedule 7.3(a)-2, if any (and such accepted title exceptions shall be deemed “Permitted Title Exceptions” for all purposes hereunder and the exceptions set forth on Schedule 7.3(a)-2 shall be deemed “Unpermitted Title Exceptions” for all purposes hereunder with Seller expressly covenanting to cure all such Unpermitted Title Exceptions). Buyer shall be deemed to have waived any further right to object to any such Permitted Title Exceptions, subject to Buyer’s right to review and object to any new title matter which may first arise from and after the effective date of the applicable Pre-Signing Title Commitment but prior to the Closing as set forth in Section 7.3(b) below.

(b)
If any supplement or revision to a Pre-Signing Title Commitment delivered to Buyer after the Effective Date contains exceptions to title or defects not shown in the Pre-Signing Title Commitment delivered to Buyer prior to the Effective Date and: (i) such additional matters or exceptions identified on the revised title commitment would be reasonably likely to result in a Title Material Adverse Effect and (ii) and such additional title objections were not caused by Buyer or any person on behalf of Buyer (such new exceptions satisfying the foregoing, as applicable, an “Intervening Encumbrance”), then Buyer shall be entitled to object to such Intervening Encumbrance(s) by delivery of written notice of objection to Seller on or before the third (3rd) Business Day after Buyer’s receipt of the supplement, underlying title exception documents and, if applicable, an updated survey showing such Intervening Encumbrance. Seller shall have five (5) Business Days from the receipt of Buyer’s notice of each such Intervening Encumbrance to elect by written notice to Buyer, in its sole and absolute discretion and without any obligation, whether or not to remove or to remedy the conditions or defects resulting in such Intervening Encumbrance (unless such Intervening Encumbrance is a Mandatory Cure Item) and procure a supplement to the title commitment, as applicable, removing such title objection or causing the Title Company to issue an endorsement thereto insuring Buyer against the applicable Intervening Encumbrance prior to or by the Closing. If Seller is either unable or unwilling to provide for the removal of one or more of such Intervening Encumbrances or does not agree to cure such Intervening Encumbrance (provided that Seller cannot decline to cure any Mandatory Cure Item), then, at Buyer’s option, this Agreement may be terminated upon written notice given by Buyer to Seller within three (3) Business Days after the expiration of Seller’s five (5) Business Day response period. For avoidance of doubt, if Seller fails to respond within such five (5) Business Day period, Seller shall be deemed to have elected not to cure such Intervening Encumbrance (unless such Intervening Encumbrance is a Mandatory Cure Item). If Buyer delivers a termination notice pursuant to this Section 7.3(b), then, upon delivery of such termination notice, this Agreement shall automatically terminate, and the parties shall be released from all further obligations under this Agreement (except for those which expressly survive Termination of this Agreement), provided that the Deposit shall be disbursed by Escrow Agent to Buyer. If Buyer shall have the right to, but does not terminate this Agreement in the manner set forth above in this Section 7.3(b), then Buyer shall be deemed to have waived its objection to any such Intervening Encumbrance (unless such Intervening Encumbrance is a Mandatory Cure Item) and this Agreement shall remain in full force and effect. Notwithstanding anything in this Agreement to the contrary, if Seller elects to cure an Intervening Encumbrance (or such Intervening Encumbrance is a Mandatory Cure Item), (A) the Closing Date shall be extended to the second (2nd) Business Day after the date on which (i) Seller shall have cured such Intervening Encumbrance and (ii) the Title Company has delivered to Buyer a supplement to the title commitment or proforma evidencing the same, provided that in no event shall Seller be permitted to extend the Closing Date pursuant to this Section 7.3(b) for more than fifteen (15) days in the aggregate and (B) if Seller fails to remove such Intervening Encumbrance within such fifteen (15) day cure period, then Seller shall be in breach of this Agreement and Buyer may avail itself of any remedies provided in Section 11.2. Notwithstanding anything to the contrary contained or implied in this Agreement, Seller shall remove, pay and satisfy of record the following at or prior to Closing (without any extension right to cause such payment or satisfaction): (aa) any title exception placed on the Property as a result of Seller Group’s or Hotel Management Company’s consent or as a result of Seller Group’s or Hotel Management Company’s action or omission which may be removed by payment of a liquidated amount (or other means reasonably acceptable to the Title Company, provided, Seller shall not be obligated to spend more than One Million and No/100 Dollars ($1,000,000) in the aggregate (which for the avoidance of doubt shall exclude any judgment or mechanic’s Lien set forth in clause (ee) below); (bb) any mortgages, deeds to secure debt, deeds of trust or other security interests for any financing; (cc) Taxes relating to any period prior to the Closing Date which constitute exceptions to title which are not yet due and payable at Closing; (dd) any title exception created by Seller Group on or after the Effective Date other than permitted pursuant to the express terms of this Agreement and (ee) any judgment or mechanics Liens which may be removed in accordance with their terms by payment of a liquidated amount (or other means reasonably acceptable to the Title Company) (collectively, “Mandatory Cure Items”).

(c)
In addition, Buyer shall have the right to obtain from Title Company such endorsements to the Title Policies and/or such "extended coverage" or additional liability protection as Buyer may elect to obtain in its sole discretion; provided, however, that Buyer’s ability to obtain such title endorsements and/or extended coverage or additional liability protection shall not be a condition precedent to Buyer's obligations hereunder and shall not extend or delay Closing. Buyer shall be solely responsible for negotiating with Title Company with respect to such title endorsements and/or such extended coverage or additional liability protection as may be requested by Buyer, if any.

(d)
For purposes of this Agreement, the procurement by Seller of a commitment for the issuance of a title policy or endorsement thereto by the Title Company insuring Buyer against the exception or other matter (other than Unpermitted Title Exceptions and Mandatory Cure Items which shall be paid and satisfied of record at Closing) in a reasonably acceptable manner to Buyer without any additional cost or premium to Buyer shall be deemed a cure or remedy of such exception or matter as long as the Title Company agrees to delete such exception or affirmatively insure over such exception. Except as expressly set forth in this Section 7.3 and Seller’s obligations set forth in Article X, Seller has not agreed to take any additional actions with respect to title matters and Buyer hereby accepts as Permitted Title Exceptions the exceptions to title with respect to which Seller will not be taking any action. Notwithstanding anything to the contrary contained or implied in this Agreement, Buyer shall not have any right of action against Seller, at law or in equity, for Seller’s inability to convey title subject only to the Permitted Title Exceptions except in each instance as expressly provided herein, including, without limitation, as a result of a breach of any Seller’s obligations set forth in this Agreement.

(e)
Seller agrees to use their good faith efforts to cause its respective officers, employees and advisors to provide reasonable cooperation (at Buyer's sole cost and expense) with the efforts of Buyer to obtain any Association estoppels, as may be reasonably requested by Buyer upon reasonable advance notice to Seller; provided, however, that absent bad faith, Seller's or its respective officers, employees or advisors failure to reasonably cooperate shall in no event be deemed a breach or default under this Agreement.

(f)
Seller shall use commercially reasonable efforts to cure any building, zoning or fire code violations prior to the Closing (“Violations”); provided, however, to the extent Seller uses commercially reasonable efforts to cure such Violations, Seller’s failure to cure such Violations shall in no event be deemed a breach or default under this Agreement.  In addition, Seller agrees to use their good faith efforts to cooperate with Buyer (i) to cause any open or expired building permits to be closed out and (ii) to obtain any necessary documentation or approvals required to address insufficient or missing parking necessary to comply with zoning requirements under applicable Law; provided, however, that absent bad faith, Seller's failure to reasonably cooperate shall in no event be deemed a breach or default under this Agreement.

(g)
Seller agrees to use their good faith efforts to cause its respective officers, employees and advisors to provide reasonable cooperation (at Buyer's sole cost and expense) with the efforts of Buyer to obtain the written consent from the City Manager of the City of Austin, Texas to that certain Right of Way Encroachment License Agreement affecting the Hotel; provided, however, that absent bad faith, Seller's or its respective officers, employees or advisors failure to reasonably cooperate shall in no event be deemed a breach or default under this Agreement.

7.4          Survey. Seller shall reasonably cooperate with Buyer, at Buyer’s sole cost, to allow Buyer to order ALTA as-built surveys of the Hotels (or updates to Seller’s existing ALTA as-building survey of the Hotels) certified to Buyer and the Title Company by a land surveyor or professional engineer (individually and collectively, as applicable, the “New Survey”).

7.5          Exclusivity; Acquisition Proposal.

(a)
Except as otherwise provided in this Section 7.5, between the Effective Date and the Closing Date, Seller shall not, and shall cause its subsidiaries and its and their officers and directors not to, and shall not authorize and shall use reasonable efforts to cause any other Representatives of the Seller or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”), (ii) enter into, continue or otherwise participate or engage in any negotiations or discussions regarding, or furnish to any person other than Buyer or its Representatives any non-public information or data in furtherance of, any Acquisition Proposal or Inquiry, (iii) otherwise knowingly facilitate in any way any effort or attempt to make an Acquisition Proposal or Inquiry, (iv) approve or recommend any Acquisition Proposal, or (v) approve, recommend, declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case related to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or requiring or having the effect of requiring Seller to abandon, terminate or breach its obligations hereunder or fail to consummate the Transaction (each item referred to in this Section 7.5(a)(v), a “Seller Alternative Acquisition Agreement”), or (vi) resolve, agree to or propose publicly to do any of the foregoing. Seller shall, and shall cause each of its subsidiaries to, and shall direct the Representatives of Seller and its subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any person and its Representatives (other than Buyer or any of its Representatives) conducted heretofore with respect to any Acquisition Proposal, and (B) not terminate, amend, release or modify any provision of any standstill agreement (including any standstill provisions contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party except to allow the applicable party to make an Acquisition Proposal to the Seller Board on a non-public basis.

(b)
Notwithstanding anything herein to the contrary in Section 7.5(a), but subject to Seller’s compliance with this Section 7.5, if, at any time following the Effective Date and prior to obtaining the Shareholder Approval, (i) Seller receives an unsolicited written Acquisition Proposal that the Seller Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was not the result of a violation of this Section 7.5, and (iii) the Seller Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then Seller may (and may authorize its Representatives to) (x) furnish non-public information with respect to Seller and its subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided to any person given such access shall have previously been provided to Buyer or shall be provided to Buyer as soon as reasonably practicable (and in any event within 48 hours of the time it is provided to such person), and (y) participate in negotiations with the person making such Acquisition Proposal (and such person’s Representatives) regarding such Acquisition Proposal. Seller agrees that any breach of this Section 7.5 by any of its subsidiaries or Representatives shall be deemed to be a breach of this Agreement by Seller.

(c)
Except as permitted in Section 7.5(d), neither the Seller Board nor any of its committees shall (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Seller Board Recommendation, (B) authorize, approve, adopt or recommend or otherwise declare advisable (or publicly propose or resolve to authorize, approve, adopt, endorse or recommend or otherwise declare advisable) any Acquisition Proposal or (C) fail to include the Seller Board Recommendation in the Proxy Statement (each such action set forth in this Section 7.5(c) being referred to herein as a “Seller Adverse Recommendation Change”), (ii) except as expressly permitted by, and after compliance with this Section 7.5, authorize, approve, adopt or recommend or otherwise declare advisable (or publicly propose or resolve to authorize, approve, adopt, endorse or recommend or otherwise declare advisable), or cause or permit Seller or any of its subsidiaries to enter into, any Seller Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 7.5(a)).

(d)
Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Shareholder Approval, the Seller Board may (i) make a Seller Adverse Recommendation Change in response to a Seller Intervening Event if the Seller Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so in response to such Seller Intervening Event would violate the Seller Board’s duties under applicable Laws or (ii) make a Seller Adverse Recommendation Change, terminate this Agreement pursuant to Section 11.3(d) and concurrently enter into a Seller Alternative Acquisition Agreement if the Seller Board has received an unsolicited written bona fide Acquisition Proposal (and the Seller has not breached this Section 7.5) that, in the good faith determination of the Seller Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, in each case after having complied with, and giving effect to all the adjustments which may be offered by Buyer pursuant to, this Section 7.5(d); provided, that the Seller Board shall only be entitled to effect a Seller Adverse Recommendation Change and, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 11.3(d) and enter into a Seller Alternative Acquisition Agreement as permitted under this Section 7.5(d), if (A) Seller has provided a prior written notice (a “Seller Notice of Change of Recommendation”) to Buyer that Seller intends to take such action, (x) in the case of a Superior Proposal, identifying the person or entity making the Superior Proposal and describing in reasonable detail the financial and other material terms and conditions of the Superior Proposal that is the basis of such action including, if applicable, copies of any written proposals or offers and any proposed agreements related to a Superior Proposal and (y) in the case of an Seller Intervening Event, describing in reasonable detail the Seller Intervening Event that is the basis of such action (it being agreed that the delivery of the Seller Notice of Change of Recommendation by Seller shall not constitute a Seller Adverse Recommendation Change), (B) during the five (5) Business Day period following Buyer’s receipt of the Seller Notice of Change of Recommendation, Seller shall, and shall cause its Representatives to, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that, in the case of a Superior Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal, or, in the case of an Seller Intervening Event, the failure to take such action would not violate the Seller Board’s duties under applicable Law; and (C) following the end of such five (5) Business Day period, the Seller Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Buyer in response to the Seller Notice of Change of Recommendation or otherwise, that (I) the Acquisition Proposal giving rise to the Seller Notice of Change of Recommendation continues to constitute a Superior Proposal or (II) in the case of a Seller Intervening Event, the failure of the Seller Board to effect a Seller Adverse Recommendation Change would violate the Seller Board’s duties under applicable Law. Any amendment to the financial terms or any other material amendment of or material revisions to such a Superior Proposal shall require a new Seller Notice of Change of Recommendation, and Seller shall be required to comply again with the requirements of this Section 7.5(d); provided, however, that references to the five (5) Business Day period above shall then be deemed to be references to a three (3) Business Day period following receipt by Buyer of any such new Seller Notice of Change of Recommendation.

(e)
Seller shall promptly (but in no event later than 48 hours) notify Buyer after receipt of any Acquisition Proposal or any request for non-public information relating to Seller or any of its subsidiaries by any third party that informs Seller that it is making, or has made, an Acquisition Proposal, or any Inquiry from any person seeking to have discussions or negotiations with Seller relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall identify the person making such Acquisition Proposal or Inquiry and shall indicate the material terms and conditions of any Acquisition Proposals, Inquiries, proposals or offers, to the extent known (including, if applicable, providing copies of any written Inquiries, requests, proposals or offers and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the person making such Acquisition Proposals, Inquiries, proposals or offers). Seller shall also promptly (and in any event within 48 hours), notify Buyer, orally and in writing, (i) if Seller determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 7.5(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice and (ii) of any change to the financial and other material terms and conditions of any Acquisition Proposal and otherwise keep Buyer reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing to Buyer a copy of all proposals, offers, drafts of proposed agreements or correspondence relating thereto. Neither Seller nor any of its subsidiaries shall, after the Effective Date, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Buyer.

(f)
Nothing contained in this Section 7.5 shall prohibit Seller or the Seller Board from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communications to the Seller Shareholders) or (ii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Seller Shareholders), which actions shall not constitute or be deemed to constitute a Seller Adverse Recommendation Change; provided, that Seller publicly and expressly reaffirms the Seller Board Recommendation in such disclosure; and provided, further, that neither Seller nor the Seller Board shall be permitted to recommend that the Seller Shareholders tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal or otherwise effect a Seller Adverse Recommendation Change with respect thereto, except as permitted by Section 7.5(d).

(g)
Seller and the Seller Board shall not take any actions to exempt any person (other than Buyer, its parent company or their Affiliates) from or render inapplicable (i) the “Ownership Limit” in Seller’s articles of incorporation other than to accommodate internal transfers between Affiliates of Supporting Parties provided that such transferee, if applicable, executes a joinder to be bound by the terms of the Support Agreement to the same extent as its related Supporting Party, which joinder shall be in form and substance reasonably acceptable to Buyer; or (ii) any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation, in each case, unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 11.3(d).

7.6          Intentionally Omitted.

7.7          Shareholder Approval.

(a)
As promptly as reasonably practicable after the execution of this Agreement, Seller shall prepare and, after consultation with and consideration in good faith of any comments on the Proxy Statement proposed by Buyer, file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) for a special meeting of the Seller Shareholders (including any adjournments and postponements thereof, the “Shareholder Meeting”) to obtain the Shareholder Approval. Seller shall use its reasonable efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement and respond, after consultation with Buyer, promptly to any comments made by the SEC with respect to the Proxy Statement, (ii) mail or deliver the definitive Proxy Statement to Seller’s shareholders as promptly as practicable after the earlier to occur of (x) receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (y) the conclusion of any SEC review of the preliminary Proxy Statement and (iii) if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy materials will be filed with the SEC or mailed by Seller without affording Buyer a reasonable opportunity for consultation and review, and Seller shall consider in good faith any comments on such materials reasonably proposed by Buyer. Seller will promptly notify Buyer of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Buyer with copies of all written correspondence between Seller or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Transaction. Prior to responding to any comments of the SEC or members of its staff, Seller shall provide Buyer with a reasonable opportunity to consult and review such response and Seller shall consider in good faith any comments on such response reasonably proposed by Buyer. Buyer shall furnish all information concerning itself and its parent company as may be reasonably required to include in the Proxy Statement; provided that information about the Buyer, its parent company or their Affiliates included in the Proxy Statement shall be subject to the final review and approval of the Buyer. In addition, prior to or within ten (10) calendar days after the date of this Agreement (and thereafter as reasonably determined by Seller in consultation with Buyer), Seller shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act related to setting a record date for the Shareholder Meetings that is twenty (20) Business Days (or such shorter period as may be permitted by Rule 14a-13) after the date of such “broker search”. Seller shall include in the Proxy Statement the Seller Board Recommendation unless the Seller Board Recommendation has been withdrawn, modified or amended in accordance with Section 7.5.

(b)
If, at any time prior to the Shareholder Meeting, any information relating to Seller or Buyer, or any of their respective Affiliates, should be discovered by Seller or Buyer, as the case may be, which should be set forth in an amendment of, or a supplement to, any of the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and Seller and Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to the Seller Shareholders. Nothing in this Section 7.7(b) shall limit the other obligations of any party under this Section 7.7(a). All documents that Seller is responsible for filing with the SEC in connection with the Transaction will, at the time of the first mailing thereof, at the time of the Shareholders Meeting and at the time of any amendment or supplement thereof, as applicable, comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(c)
As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to Seller’s shareholders, Seller shall, in accordance with applicable law and the articles of incorporation and bylaws of Seller, duly call, give notice of, convene and hold the Shareholder Meeting. Seller shall, through the Seller Board, recommend to its shareholders that they provide the Shareholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable efforts to obtain the Shareholder Approval (including by soliciting proxies from the Seller Shareholders), except to the extent that the Seller Board shall have made a Seller Adverse Recommendation Change as permitted by and determined in accordance with Section 7.5. Seller shall keep Buyer updated with respect to proxy solicitation results as reasonably requested by Buyer. Unless this Agreement is terminated in accordance with its terms, Seller shall not submit to the vote of its shareholders any Acquisition Proposal. Notwithstanding the foregoing provisions of this Section 7.7(c), Seller, acting through the Seller Board, shall be permitted to adjourn, delay or postpone the Shareholder Meeting in accordance with applicable Law after consultation with Buyer (i) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Seller Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the applicable Seller Shareholders prior to the applicable Shareholder Meeting, (ii) if there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or (iii) to allow reasonable additional time to solicit additional proxies in favor of the Shareholder Approval to the extent the Seller Board or any committee thereof reasonably believes necessary in order to obtain the Shareholder Approval; provided that, without the written consent of Buyer, in no event shall the Shareholder Meeting (as so adjourned, delayed or postponed) be held on a date that is more than thirty (30) days after the date for which the Shareholders Meeting was originally scheduled.

(d)
Unless this Agreement shall have been terminated in accordance with its terms, the obligation of Seller to duly call, give notice of, convene and hold the Shareholder Meeting, mail the Proxy Statement (and any amendment or supplement thereto that may be required by applicable law) to the Seller Shareholders and solicit proxies in favor of the Shareholder Approval shall not be affected by a Seller Adverse Recommendation Change.

7.8         Intentionally Omitted.

7.9         Internal Restructuring. Prior to or concurrently with the Closing, (a) SPPR Holdings, Inc. shall transfer the SPPR-Dowell Remainder Interest to Operating Partnership, such that prior to the Closing, Operating Partnership will own one hundred percent (100%) of the Interests in SPPR-Dowell and (b) Spring Street Hotel Property II LLC shall transfer the Spring Street Hotel Interest to Operating Partnership, such that prior to the Closing, Operating Partnership will own one hundred percent (100%) of the Interests in Spring Street Hotel.

7.10        Operation of the Seller’s Subsidiaries. Seller Group shall not: (a) except as provided for in Section 7.9, amend, modify or terminate the Seller’s Subsidiary Organizational Documents, (b) except as provided for in Section 7.9, transfer, sell or grant any security interest, encumbrance, Liens or right of first offer, right of first refusal or other purchase option in the Interests, (c) create or incur any indebtedness of borrowed money evidenced by a note or similar instrument except for operating expenses with parties other than Affiliates incurred in connection with the ownership and operation of the Property in the ordinary course of business and consistent with Seller’s past practices and adjusted at Closing in accordance with this Agreement, (d) acquire or agree to acquire any real property or material Personal Property, (e) change any method of Tax accounting; make, change or rescind any Tax classification election or other material Tax election; amend any material Tax Return; or settle or compromise any material Tax liability, (f) issue any equity interests or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities, (g) acquire or agree to acquire in any manner (including by merger, consolidation or acquisition of stock or assets) any interest in any Person (or equity interests thereof), (h) enter into any agreement or arrangement that limits or otherwise restricts any Seller’s Subsidiary from engaging or competing in any line of business in which it is currently engaged or currently contemplates to be engaged or in any geographic area, (i) hire any employee or individual service provider; (j) materially change the nature or the scope of its business or enter into a new line of business or (k) authorize or enter into any Contract or arrangement to do any of the actions described above in this Section 7.10.

7.11       Cooperation. Seller agrees to use their good faith efforts to cause its respective officers, employees and advisors to provide reasonable cooperation (at Buyer's sole cost and expense) with the efforts of Buyer to arrange any debt financings to be obtained at Closing by or on behalf of Buyer for the Transaction, as may be reasonably requested by Buyer upon reasonable advance notice to Seller; provided, however, that absent bad faith, Seller's or its respective officers, employees or advisors failure to reasonably cooperate shall in no event be deemed a breach or default under this Agreement.

7.12        Replacement Management. Promptly following the Effective Date, Seller shall terminate the Excluded Management Agreement at its sole cost and expense and enter into new management agreements for the Hotels which were previously subject to the Excluded Management Agreements with an Affiliate of Aimbridge Hospitality (including reasonably cooperating with the new Hotel Management Company, Aimbridge Hospitality or their applicable designee, in connection with obtaining a new liquor license or a transfer of the existing liquor license, as applicable, for each of the respective Hotels) (“New Management Agreements”). The New Management Agreements shall provide that they are freely terminable without fee or penalty on thirty (30) days’ notice and such other terms as may be approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed). Up to and including the Closing, Seller shall cause the Hotel Management Companies not to engage in any “mass layoff” or “plant closing” which would trigger to notification requirements of the WARN Act. For the ninety (90) day period following the Closing, Buyer shall cause the Hotel Management Companies not to engage in any “mass layoff” or “plant closing” which would trigger to notification requirements of the WARN Act. The obligations of the parties under this Section 7.12 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

7.13        Intentionally Omitted.

7.14        Rooftop Lease. Seller Group shall not modify, extend or amend the Rooftop Lease and any other agreements relating to the Rooftop Lease. Seller Group agrees to use their good faith efforts to cause its respective officers, employees and advisors to provide reasonable cooperation (at Buyer's sole cost and expense) with the efforts of Buyer to amend the Rooftop Lease and/or obtain a subordination and non-disturbance agreement effective at Closing, as may be reasonably requested by Buyer upon reasonable advance notice to Seller; provided, however, that absent bad faith, Seller's or its respective officers, employees or advisors failure to reasonably cooperate shall in no event be deemed a breach or default under this Agreement.

7.15        Additional Covenants. Seller shall comply with the covenants set forth on Schedule 4.14.

ARTICLE VIII.
Conditions Precedent to Buyer’s Obligations at Closing

The obligations of Buyer to make payment of the Purchase Price and other sums provided for herein and to consummate the Transaction contemplated hereby is subject to satisfaction in full of each of the following conditions (“Buyer’s Conditions”) on or before the Closing Date:

8.1        Representations and Warranties. (a) Each of Seller’s Warranties (other than those in Section 4.32 and Section 4.35), shall be true and correct in all material respects on and as of the Closing Date (in each case, with respect to any Seller’s Warranty, reading such Seller’s Warranty with all qualifications as to materiality or similar qualifications therein deleted therefrom), as if made on such date (except to the extent that they expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, which for the avoidance of doubt shall not include the reference to the Effective Date in the lead-in to Article IV) and (b) each of Seller’s Warranties set forth in Section 4.32 and Section 4.35 shall be true and correct in all respects on and as of the Closing Date, as if made on such date (except to the extent they expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

8.2          Covenants of Seller. Seller shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement to be performed or complied with on or prior to the Closing Date.

8.3          Seller Deliveries. Seller shall have delivered all of the documents and made all of the deliveries required from it pursuant to Article X.

8.4          Termination of Operating Leases, etc. The Operating Leases, Excluded Management Agreements and Affiliate Agreements shall be terminated at or prior to Closing. Seller shall deliver evidence that the Operating Lessees have released the Seller’s Subsidiaries from all liability under the Operating Lessees.

8.5          No Prohibition on Transfer. No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Interests or the Property as provided herein or the consummation of any other transaction contemplated hereby; provided such condition shall not be available to Buyer if such Buyer’s actions are the primary cause of such order or injunction.

8.6          CMBS Loan Defeasance. Seller has caused the defeasance of the CMBS Loan as set forth in Section 15.3.

8.7          Approvals. Seller has obtained the Shareholder Approval and the ISRA Approval.

8.8          Interests/Title Policy. The Interests shall be Owned by Operating Partnership (and at the Closing shall be conveyed to Buyer) subject only to the Permitted Interests Exceptions. Fee title to each Property shall be vested in the applicable Seller’s Subsidiary (and at the Closing shall be conveyed to Buyer by virtue of the assignment of the Interests) subject only to the Permitted Title Exceptions and the Title Company shall be irrevocably and unconditionally committed to issue the Title Policies to Buyer.

8.9         Tax Clearance Certificates. Seller deliver to by the Closing Date a certificate from each applicable state or local governmental authority, to the extent available in the applicable jurisdiction, stating that all sales taxes, occupancy taxes and other similar taxes due and payable with respect to the Hotels have been paid through the date of the issuance of such certificate, and if any such taxes have not been paid, the amount due and payable as of the date of issuance of the certificate, which amount shall be paid in full by Seller as a condition to Closing. For avoidance of doubt, to the extent Seller uses commercially reasonable efforts to obtain such tax clearance certificates, Seller’s failure to deliver the foregoing shall be a failure of the condition to Closing set forth in this Section 8.9, but shall not be deemed a default or breach of this Agreement.

8.10        Intentionally Omitted.

8.11        Leawood Loan Documents Release. Seller shall provide evidence (reasonably acceptable to the Title Company) of the release of the Leawood Loan Bank releasing the Leawood Loan Collateral from the lien and security interest of the Leawood Loan Documents.

8.12        Intentionally Omitted.

8.13       Failure of Condition. Buyer’s Conditions are solely for the benefit of Buyer and may be waived only by Buyer. Any such waiver or waivers of any of Buyer’s Conditions shall be in writing and shall be delivered to Seller. Buyer shall not act or fail to act for the purpose or with the intention of permitting or causing any of Buyer’s Conditions to fail. If any of Buyer’s Conditions are not satisfied or have not been so waived by Buyer on or prior to the Closing Date, Buyer shall have the right to (a) terminate this Agreement by written notice to Seller (and receive a return of the entire Deposit) and no party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except, however, that the parties shall remain obligated with respect to the provisions herein which specifically survive termination; provided that Seller has the right to extend the Closing Date for up to thirty (30) days to allow time for Seller to cure or satisfy such condition; or (b) if such failure arises from any Seller’s breach of this Agreement, avail itself of any remedies provided in Section 11.2. Notwithstanding the foregoing, nothing in this Section 8.13 shall effect Seller’s right to extend the Closing Date in accordance with Section 6.1 or Buyer’s right to extend the Closing Date in accordance with Section 9.7.

ARTICLE IX.
Conditions Precedent to Seller’s Obligations at Closing

The obligation of Seller to consummate the Transaction and deliver the documents and instruments required hereunder shall be subject to satisfaction in full of the following conditions (“Seller’s Conditions”) on or before the Closing Date:

9.1        Representations and Warranties. Each of Buyer’s representations and warranties shall be true and complete in all material respects (in each case, with respect to any Buyer’s representation and warranty reading such Buyer’s representation and warranty with all qualifications as to materiality or similar qualifications therein deleted therefrom) as if made on and as of the Closing Date, as if made on and as of such date (except to the extent that they expressly related to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

9.2          Buyer Deliveries. Buyer shall have delivered all of the documents and made all of the deliveries required from it pursuant to Article X.

9.3          Covenants of Buyer. Buyer shall have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with on or prior to the Closing Date.

9.4          Franchise Agreement Release. Each Franchisor shall have acknowledged pursuant to its customary franchise agreement termination and reissuance process that Seller Group shall not be responsible for any termination fees, penalties or liquidated damages resulting solely therefrom (an “acknowledgement” being deemed given if such fees, penalties or liquidated damages are not charged in connection with the termination and reissuance process); provided, however, that this condition shall nevertheless be deemed waived to the extent that Buyer has fully complied with its obligations related to not obtaining a New Franchise Agreement as set forth in Section 15.1.

9.5          Approvals. Seller has obtained the Shareholder Approval and the ISRA Approval.

9.6          No Prohibition on Transfer. No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Interests or the Property as provided herein or the consummation of any other transaction contemplated hereby; provided such condition shall not be available to Seller if such Seller’s actions are the primary cause of such order or injunction.

9.7          Failure of Condition. Seller’s Conditions are solely for the benefit of Seller and may be waived only by Seller. Any such waiver or waivers of any of Seller’s Conditions shall be in writing and shall be delivered to Buyer. Seller shall not act or fail to act for the purpose or with the intention of permitting or causing any of Seller’s Conditions to fail. If any of Seller’s Conditions are not satisfied or have not been so waived by notice to Buyer on or prior to the Closing Date, Seller shall have the right to (a) terminate this Agreement without liability to Buyer by written notice to Buyer describing the condition or conditions that have not been satisfied or waived (whereupon Escrow Agent shall return the Deposit to Buyer and no party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except, however, that the parties shall remain obligated with respect to the provisions herein which specifically survive termination) provided that Buyer has the right to extend the Closing Date for up to thirty (30) days to allow time for Buyer to cure or satisfy such condition, or (b) if such failure arises from Buyer’s breach or other failure to consummate the Transaction described in this Agreement, avail itself of any remedies provided in Section 11.1. Notwithstanding the foregoing, nothing in this Section 9.7 shall effect Buyer’s right to extend the Closing Date in accordance with Section 6.1 or Seller’s right to extend the Closing Date in accordance with Section 4.36(c) or Section 8.13.

ARTICLE X.
Closing Deliveries

Prior to Closing, the parties shall make the following deliveries into escrow with Escrow Agent subject to separate escrow instruction letters between such parties and Escrow Agent, and, at the Closing, the parties shall authorize and instruct Escrow Agent to release and record all such deliveries to the appropriate parties:

10.1       Assignment of Interests. Seller shall cause Operating Partnership to deliver an assignment and assumption of limited liability company interests in the form set forth on Exhibit C attached hereto (the “Assignment of Interests”), dated as of the Closing Date, conveying to Buyer the Interests, subject only to the Permitted Interests Exceptions, which shall indirectly convey fee simple interest in the Real Property, subject only to the Permitted Title Exceptions.

10.2        Bill of Sale. Seller shall deliver, and shall cause each of Seller Operating Lessees to deliver, and Buyer shall deliver two (2) duly executed counterparts (one for each party) of a bill of sale substantially in the form set forth on Exhibit D attached hereto, dated as of the Closing Date, conveying to the applicable Seller Subsidiary the Personal Property.

10.3       Assignment and Assumption Agreement. Seller Group shall deliver, and Buyer shall each deliver two (2) duly executed counterparts (one for each party) of an assignment and assumption agreement substantially in the form set forth on Exhibit E attached hereto, dated as of the Closing Date, assigning, all of Seller’s and Seller Operating Lessee’s right, title and interest in and to the applicable Contracts, Equipment Leases, Space Leases, Management Agreements (excluding the Excluded Management Agreements), Bookings, Bookings Deposits and Intangible Hotel Assets.

10.4       FIRPTA Certificate. Seller shall deliver, and cause Seller Group to deliver, an affidavit, dated as of the Closing Date, to establish that Seller and each of Seller Group (or, if any such member of Seller Group is a disregarded for U.S. federal income tax purposes, such member’s regarding owner is not a foreign person for the purposes of Section 1445 of the Code, in substantially the form of Exhibit I, and any corresponding affidavits or forms required to comply with any similar withholding requirements under applicable state or local Law. Seller shall deliver to Buyer an IRS Form W-9.

10.5       Possession; Books and Records, Keys. Seller shall deliver, and shall cause Seller Group to deliver possession, of the Property to Buyer, together with all plans, specifications, books and records in their possession or reasonable control other than Excluded Property, in accordance with and subject to any privacy Laws or regulations, and all keys, including, without limitation, keys for all security systems, rooms and offices.

10.6        Purchase Price. Buyer shall deliver the balance of the Purchase Price payable in the manner provided for in this Agreement.

10.7       Seller Authority. Seller shall deliver, and shall cause Seller Group to deliver, evidence of organization, existence and authority of Seller Group to consummate the Transaction and the authority of any person executing documents on behalf of such entity reasonably satisfactory to the Title Company, together with resolutions removing any and all officers or directors of each Seller’s Subsidiary effective from and after Closing.

10.8        Seller’s Certificate. Seller shall deliver a certificate executed by Seller stating that each of the Seller’s Warranties are, as of the Closing Date, true, complete and correct in all material respects, subject to such qualifications as disclosed therein and the limitations contained in this Agreement.

10.9        Buyer’s Certificate. Buyer shall deliver a certificate executed by Buyer stating that each of the representations and warranties of Buyer set forth in this Agreement are, as of the Closing Date, true, complete and correct in all material respects.

10.10      Buyer Authority. Buyer shall deliver evidence of organization, existence and authority of Buyer to consummate the Transaction, and the authority of any person executing documents on behalf of such entity reasonably satisfactory to the Title Company.

10.11      Vehicle Bills of Sale. Seller shall cause Seller’s Subsidiaries to deliver individual Bills of Sale, Lien releases pertaining to vehicles, if any, certificates, registrations, and transfer documents as are appropriate and as may be required by applicable Law in connection with the transfer of any vehicles which are a part of the Property and owned by Seller, together with the original certificates of title with respect to the same.

10.12      Closing Statement. Buyer and Seller shall deliver the closing statement executed by Seller and Buyer setting forth the prorations and adjustments to the Purchase Price to be made as set forth herein.

10.13      Evidence of Terminated Agreements. Seller shall deliver Buyer evidence of the termination of the Operating Leases, Affiliate Agreements and Excluded Management ‘Agreements in accordance with this Agreement effective as of Closing.

10.14     Updated Contract/Equipment Lease/Space Lease List. Seller shall deliver an updated list of all Contracts, Equipment Leases and Space Leases reflecting any Permitted Change or Disclosed Warranty; provided, however, that the content of such list shall in no event expand or modify the conditions to Buyer’s obligation to close the Transaction.

10.15      Tenant Notices. Seller shall use reasonable efforts to deliver notification letters to all Tenants of the Property prepared and executed by the applicable member of the Seller Group in a form reasonably approved by Buyer which shall be delivered to all Tenants by Seller immediately after Closing.

10.16      State Specific Deliverables.

(a)	Florida. With respect to any Real Property located within the State of Florida, the parties shall make the following additional deliveries:

(i)          Form DR-430.

(b)	Georgia. With respect to any Real Property located within the State of Georgia, the parties shall make the following additional deliveries:

(i)          A Lien waiver from Broker and affidavits from Seller, Seller’s Subsidiaries (as applicable), and Buyer regarding commercial real estate brokers, sufficient to permit the Title Company to issue the Title Policy without exception for any possible Lien arising under the Commercial Real Estate Broker Lien Act (O.C.G.A. § 44-14-600).

(c)	Maryland. With respect to any Real Property located within the state of Maryland, the Seller shall make the following additional deliveries:

(i)          Sales and Use Tax Return (if applicable) and file such Sales and Use Tax Return promptly after Closing.

(d)	South Carolina. With respect to any Real Property located within the state of Florida, the Seller shall make the following additional deliveries:

(i)          Seller’s Affidavit Nonresident Seller Withholding I-295 and I-290, if necessary, and shall produce a Tax Compliance Certificate issued by the South Carolina Department of Revenue within 30 days of Closing that allows the Title Company to insure against unfiled South Carolina tax liens.

10.17     Other Documents. Seller shall deliver to the Title Company at Closing an owner’s title affidavit, gap indemnity and mechanics lien indemnity and non-imputation affidavit substantially in the form attached hereto as Exhibit J. Seller and Buyer shall deliver such other documents, instruments and affidavits as may be reasonably requested by Seller, Buyer and/or the Title Company to effectuate the Transaction, including, without limitation, any and all transfer tax forms or other state specific deliverables required by the jurisdiction and/or state in which a Hotel is located.

ARTICLE XI.
Default

11.1        Buyer’s Default. If Buyer defaults in performing its obligations under this Agreement to proceed to Closing, Seller, as their sole and exclusive remedy for any such default, shall be entitled to terminate this Agreement by giving Buyer written notice to such effect, and receive the Deposit as liquidated damages for Buyer’s default and upon such receipt no party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except, however, that the parties shall remain obligated with respect to the provisions herein which specifically survives the termination of this Agreement. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. For the avoidance of doubt and notwithstanding anything else in this Agreement, except for any express indemnification obligations of Buyer hereunder and any express surviving obligations of Buyer hereunder, Seller shall not have any right to pursue Buyer for any damages in connection with this Agreement or the Transactions hereunder except for a claim for the Deposit as set forth in this Section 11.1. For the avoidance of doubt and notwithstanding anything else in this Agreement, Seller shall not have any right to terminate this Agreement except to the extent expressly permitted in this Agreement.

11.2        Seller’s Default. If Seller fails to convey the Property or the Interests to Buyer in accordance with the terms of this Agreement, or if Seller otherwise fails to perform, in any material respect its obligations as and when required hereunder (subject to a five (5) Business Day cure period for any interim failure prior to the Closing Date, or if applicable such lesser period as remains prior to the Closing Date), and for the avoidance of doubt, there shall be no cure period for Operating Partnership’s obligation to convey the Interests to Buyer in accordance with the terms of this Agreement on the Closing Date if Buyer is otherwise ready, willing and able to close the Transaction but for Seller’s failure), then Buyer shall have the right to exercise any one of the following as Buyer’s sole and exclusive remedy:

(a)
proceed to Closing without any reduction in or set-off against the Purchase Price, in which case Buyer shall be deemed to have waived Seller’s default in performing its obligations and covenants under this Agreement or Seller’s incorrect representations and warranties; or

(b)	specifically enforce the terms and conditions of this Agreement (without the necessity of proving the inadequacy of money damages as a remedy); or

(c)
Terminate this Agreement by giving Seller written notice of such election prior to the consummation of the Closing whereupon Escrow Agent shall promptly return the Deposit to Buyer and, subject to Section 11.4, no party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except, however, that the parties shall remain obligated with respect to the provisions herein which specifically survive termination. In addition to the other rights and remedies available to Buyer hereunder (and without limitation of Section 11.4), if Buyer elects to terminate this Agreement due to a material breach or default by Seller pursuant to this Section 11.2, Seller shall reimburse Buyer or its designee within (5) Business Days following the date of such termination for all of the documented out-of-pocket costs and expenses incurred by or on behalf of Buyer or its Affiliates in connection with this Agreement and the transactions contemplated hereby (including fees and expenses of Representatives of Buyer and/or its Affiliates), up to an amount not to exceed Five Hundred Thousand and No/100 Dollars ($500,000) (the “Expense Reimbursement”).

11.3        Termination. Notwithstanding anything herein, this Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing, notwithstanding the receipt of the Shareholder Approval:

(a)	By mutual agreement of Buyer and Seller.

(b)	By either Buyer or Seller if:

(i)          the Closing has not occurred on or before 11:59 p.m. local Bethesda, Maryland time on January 11, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 11.3(b)(i) shall not (A) be available to a party if such party’s failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Transaction to be consummated by the End Date, or (B) extend the Closing Date or otherwise extend the date by which either party is required to perform under this Agreement, in each case, except as expressly provided otherwise in this Agreement; or

(ii)          the Shareholder Approval or the ISRA Approval shall not have been obtained at the Shareholder Meeting duly convened therefor (or at any adjournment or postponement thereof at which a vote on the Shareholder Approval was taken);

(c)	By Buyer if, prior to obtaining the Shareholder Approval, Seller or the Seller Board or any committee thereof:

(i)          shall have effected a Seller Adverse Recommendation Change;

(ii)        fails to publicly reaffirm the Seller Board Recommendation within ten (10) Business Days following any person publicly announcing an Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal or the date that any such Acquisition Proposal or intention shall have otherwise become publicly disclosed (or, if the Shareholder Meeting is scheduled to be held within ten (10) Business Days from the date an Acquisition Proposal (or such an intention) is publicly announced, promptly and in any event prior to the date on which the Shareholder Meeting is scheduled to be held);

(iii)       except as expressly permitted by, and after compliance with Section 7.5, (A) authorizes, approves, adopts or recommends or otherwise declares advisable (or publicly proposes or resolve to authorize, approve, adopt, endorse or recommend or otherwise declare advisable) any Seller Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 7.5), or (B) enters into or allows Seller or any of its subsidiaries to enter into, any Seller Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 7.5); or

(iv)       fails to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by any of Seller’s equityholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer; or

(d)
by Seller if, prior to obtaining the Shareholder Approval, (i) after complying with Section 7.5 in connection with a Superior Proposal, the Seller Board authorizes Seller or any of its subsidiaries to enter into a definitive written agreement providing for the implementation of a Superior Proposal that did not result from a breach of Section 7.5, (ii) Seller or its subsidiary enters into a definitive written agreement providing for such Superior Proposal concurrently with or immediately after the termination of this Agreement in accordance with its terms and (iii) Seller, prior to or concurrently with such termination, pays to Buyer the Termination Fee in accordance with Section 11.4.

Any termination of this Agreement as provided in this Section 11.3 shall be effected upon written notice thereof given by the terminating party to the other party and Escrow Agent, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail and shall not be effective until (i) Seller has paid Buyer the Termination Fee or Expense Reimbursement, as applicable, as and when due under Section 11.4, and (ii) Escrow Agent has returned the Deposit to Buyer and upon such events, no party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except, however, that the parties shall remain obligated with respect to the provisions herein which specifically survive termination.

11.4          Termination Fee.

(a)	Seller shall pay, or cause to be paid, to Buyer by wire transfer of immediately available funds an amount equal to Five Million and No/100 Dollars ($5,000,000) (the “Termination Fee”):

(i)          if this Agreement is terminated by Seller pursuant to Section 11.3(d), in which case payment shall be made before or concurrently with such termination and shall be a condition to the effectiveness of such termination;

(ii)         if this Agreement is terminated by Buyer pursuant to Section 11.3(c), in which case payment shall be made within two (2) Business Days of such termination; or

(iii)       if (A) either (x) this Agreement is terminated by either party pursuant to Section 11.3(b)(i) or by Buyer pursuant to Section 11.2(c) and, prior to such termination, an Acquisition Proposal shall have been received by Seller or any of its subsidiaries or its or their Representatives or any person shall have publicly made or proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal or (y) this Agreement is terminated by either party pursuant to Section 11.3(b)(ii) and, prior to the taking of a vote on the Shareholder Approval by the Seller’s equityholders, an Acquisition Proposal shall have been received by Seller or any of its subsidiaries or its or their Representatives or any person shall have publicly made or proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and (B) within twelve (12) months following the date of such termination, one or more transactions that, when taken together, are in respect of an Acquisition Proposal are consummated, or Seller or any of its subsidiaries enter into one or more definitive agreements that, when taken together, are in respect of an Acquisition Proposal, in which case payment shall be made within two (2) Business Days of the earlier of the date on which a definitive agreement for such Acquisition Proposal is entered into or such Acquisition Proposal is consummated; provided that notwithstanding anything to the contrary in the definition of Acquisition Proposal, one or more transactions or definitive agreements need not involve the same counterparties or be part of any related series of transactions in order to, when taken together, be in respect of an Acquisition Proposal (provided that for purposes of this Section 11.4(a)(iii), the references in the definition of Acquisition Proposal will be deemed to be references to more than 50%).

(b)	Intentionally omitted.

(c)
Seller Group acknowledges that the agreements contained in this Section 11.4 and in Section 11.2(c) are an integral part of the Transaction, and that, without these agreements, Buyer would not enter into this Agreement and that each of the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which the Termination Fee or Expense Reimbursement are payable, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation or consummation of the Transaction, which amount would otherwise be impossible to calculate the precision. For the avoidance of doubt, (i) in no event shall Seller be required to pay the Termination Fee on more than one occasion. In the event that Seller shall fail to pay the Termination Fee or Expense Reimbursement when due, Seller shall reimburse Buyer for all reasonable costs and expenses actually incurred or accrued by it (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of Section 11.2(c) and/or this Section 11.4 in the event that Buyer prevails in such litigation.

ARTICLE XII.
Limitation on Seller’s Liability, As-Is

12.1          Maximum Aggregate Liability. Except as otherwise expressly provided herein or related to any claims for indemnification, and except for claims of Seller’s fraud, the respective representations, warranties, obligations, covenants and agreements of Seller and Buyer contained herein shall not survive the Closing. Notwithstanding any provision to the contrary contained in this Agreement, (a) the maximum aggregate liability of Seller and Seller’s Subsidiaries, and the maximum aggregate amount that may be awarded to and collected at any time by Buyer, in connection with the Transaction, the Property and any Liabilities attributable to the Property, under this Agreement or otherwise in connection with the Property, including in connection with the breach of any covenant of Seller contained in this Agreement (other than any such covenant that has been waived by Buyer, including pursuant to Section 11.2, for which Seller shall have no further liability to Buyer) or of any of Seller’s Warranties shall not exceed SIX MILLION and NO/100 DOLLARS ($6,000,000) (the “Cap Amount”), and (b) no claim by Buyer may be made, and Seller and Seller’s Subsidiaries shall not be liable for any judgment in any action based upon any claim, in connection with the Transaction, the Property and any Liabilities attributable to the Property, under this Agreement or otherwise in connection with the Property, including in connection with the breach of any covenant of Seller contained in this Agreement (other than any such covenant that has been waived by Buyer, including pursuant to Section 11.2, for which Seller shall have no further liability to Buyer), unless and until such claim, when taken together with all other prior or contemporaneous claims, is for an aggregate amount in excess of ONE HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($150,000) (the “Deductible”), in which event Seller shall be responsible for all such amounts; provided that claims made pursuant to Pre-Closing Litigation, Section 6.2 (Closing Costs), Section 14.15 (Prorations), Section 16.12 (Broker Indemnity), Section 16.14 (Attorneys’ Fees), or as a result of Seller’s fraud shall not be subject to the Deductible or Cap Amount. Buyer shall not have any recourse to any member, partner, shareholder, stockholder, manager, representative, affiliate, officer, director, beneficial owner, employee, advisor or agent of Seller or Seller’s Subsidiaries for any liabilities of Seller or Seller’s Subsidiaries in connection with the Transaction, the Property and any Liabilities attributable to the Property, under this Agreement or otherwise in connection with the Property or the Transaction. Seller and Seller’s Subsidiaries shall not have any recourse to any member, partner, shareholder, stockholder, manager, representative, affiliate, officer, director, beneficial owner, employee, advisor or agent of Buyer for any liabilities of any Buyer in connection with the Transaction (including the Assumed Liabilities), the Property and any Liabilities attributable to the Property, under this Agreement or otherwise in connection with the Property or the Transaction. Notwithstanding anything herein, Seller shall have no liability to Buyer with respect to a breach of any of Seller’s Warranties or covenants herein if, prior to the Closing, (i) Buyer has Buyer’s Knowledge of such breach of Seller’s Warranty or covenant, (ii) the existence of such breach permits Buyer to terminate this Agreement and (iii) Buyer nevertheless consummates the Transaction.

12.2       PROPERTY SOLD “AS IS”. BUYER ACKNOWLEDGES AND AGREES THAT (A) EXCEPT FOR THE SELLER’S WARRANTIES, THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, SUBJECT TO ORDINARY WEAR AND TEAR FROM THE EFFECTIVE DATE UNTIL CLOSING, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

12.3        LIMITATION ON REPRESENTATIONS AND WARRANTIES.

(a)
BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE SELLER’S WARRANTIES, NONE OF SELLER GROUP, HOTEL MANAGEMENT COMPANY OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS OF THE HOTELS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (i) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (ii) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS OF THE HOTELS, (iii) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS OF THE HOTELS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (iv) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS, FINANCIAL AND OPERATING DATA OR OTHER INFORMATION SET FORTH IN ANY DUE DILIGENCE MATERIALS PROVIDED BY SELLER TO BUYER, OR (v) ANY OTHER MATTER RELATING TO SELLER, SELLER’S SUBSIDIARIES, THE PROPERTY OR THE BUSINESS OF THE HOTELS.

(b)	BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE SELLER’S WARRANTIES:

(i)         BUYER HAS HAD THE OPPORTUNITY TO CONDUCT DUE DILIGENCE INSPECTIONS OF THE PROPERTY AS OF THE EFFECTIVE DATE, INCLUDING OBTAINING AND REVIEWING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY;

(ii)         BUYER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY, ITS REVIEW OF ANY DUE DILIGENCE MATERIALS AND SELLER’S WARRANTIES; AND

(iii)       BUYER IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO BUYER BY SELLER GROUP (EXCEPT FOR SELLER’S WARRANTIES), HOTEL MANAGEMENT COMPANY OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

(iv)       By accepting the Assignment of Interests and closing the Transaction, except as expressly set forth to the contrary in Seller’s Warranties and subject to the other provisions of this Agreement that expressly survive the Closing, Buyer (for itself and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (the “Buyer Indemnitees”)), shall thereby, and does hereby, forever release and discharge Seller Group, and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees and agents, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (the “Seller Indemnitees”) from and waive any and all Liabilities against each of the Seller Indemnitees for, attributable to, or in connection with the Property and the Transaction, whether known or unknown, direct or indirect, arising or accruing before, on or after Closing and whether attributable to events or circumstances that arise or occur before, on or after Closing, including the following: (A) any and all statements or opinions heretofore or hereafter made, or information furnished with respect to the Property to any Buyer’s representatives, whether by any of the Seller Indemnitees or any of their respective Affiliates, employees, officers, directors, members, partners, agents or direct or indirect owners; (B) any and all Liabilities with respect to the structural, physical, or environmental condition of the Property, including all Environmental Liabilities; and (C) any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property; provided, however, this release shall not apply to claims arising out of Seller’s Fraud nor prohibit Buyer from raising as a defense in any proceeding involving, or in otherwise responding to, any third party claim that such circumstance resulting in the claim existed prior to Buyer’s ownership of the Property. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known to Buyer, would materially affect Buyer’s release of Seller Indemnitees. Buyer specifically waives the provision of any statute or principal of law, which provides otherwise. In this connection and to the extent permitted by Law, Buyer agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to Buyer may have given or may hereafter give rise to Liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller Indemnitees from an such unknown Liabilities from and after Closing, except as to Seller’s Warranties and subject to the other provisions of this Agreement that expressly survive the Closing.

(c)
By accepting the Assignment of Interests and closing the Transaction, Buyer shall thereby and thereafter assume and take responsibility and liability for the following: (i) any and all Liabilities attributable to the Property to the extent that such Liabilities first arise or accrue on or after Closing, including, without limitation under the Bookings, Contracts, Equipment Leases, Space Leases and Management Agreements, (ii) any and all Liabilities for third party tort claims that occur from or after the Closing; and (iii) any and all Liabilities with respect to which Buyer receives a credit at Closing (collectively, the “Assumed Liabilities”). Buyer acknowledges and agrees that the Liabilities to be assumed by Buyer pursuant to each of the foregoing clauses are intended to be independent of one another, so Buyer shall assume Liabilities described in each of the clauses even though some of those Liabilities may be read to be excluded by another clause. Buyer hereby agrees to indemnify, defend and hold harmless Seller Indemnitees from and against any and all Assumed Liabilities.

12.4      WAIVER OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR UNDER APPLICABLE LAW, SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND BUYER (FOR ITSELF AND ALL BUYER INDEMNITEES) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND DISCLAIM ALL RIGHTS TO CLAIM OR SEEK ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES (INCLUDING ANY DAMAGES FOR LOST PROFITS OF ANY KIND) AND ACKNOWLEDGE AND AGREE THAT THE RIGHTS AND REMEDIES IN THIS AGREEMENT WILL BE ADEQUATE IN ALL CIRCUMSTANCES FOR ANY CLAIMS THE PARTIES (OR ANY BUYER INDEMNITEE OR SELLER INDEMNITEE) MIGHT HAVE WITH RESPECT THERETO.

12.5       Release. Except for claims related to any breach or violation of the express representations and warranties provided in this Agreement, or the Closing Documents, or any liability arising out of any obligation of Seller set forth herein that survives Closing (including, without limitation, claims for Seller’s Fraud), Buyer shall assume the risk that adverse matters, including but not limited to, construction defects, adverse physical, environmental, hazardous materials, endangered species, zoning, access or water course issues or conditions, may not have been revealed by Buyer’s inspections. Subject to claims related to any breach or violation of the representations and warranties provided in this Agreement, or the Closing Documents, or any liability arising out of any obligation of Seller set forth herein that survives Closing (including, without limitation, claims for Seller’s Fraud), effective as of the Closing, Buyer releases Seller and all Seller’s Subsidiaries from, and waives any and all liability, claims, demands, damages and costs (including attorneys’ fees and expenses) of any and every kind or character, known or unknown, for, arising out of, or attributable to, the Property and the Hotels or any latent or patent issue or condition at the Property or the Hotels, including without limitation, claims, liabilities and contribution rights relating to the presence, discovery or removal of any hazardous substances in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based thereon. It is the intention of the parties that, subject to claims related to any breach or violation of the express representations and warranties provided in this Agreement, or any liability arising out of any obligation of Seller set forth herein that survives Closing, or claims for Seller’s Fraud, the foregoing release shall be effective with respect to all matters, past and present, known and unknown, suspected and unsuspected. Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to losses, damages, liabilities, costs and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller, Seller’s Subsidiaries and their respective Affiliates from any such unknown losses, damages, liabilities, costs and expenses.

12.6       Survival. Subject to the immediately succeeding sentence, the obligations and provisions set forth in this Article XII shall survive the Closing until thirty (30) days after the applicable statute of limitations has expired. Notwithstanding the foregoing, the representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of nine (9) months after the Closing (such period, the “Survival Period”). No action or proceeding thereon shall be valid or enforceable, whether at law or in equity, with respect to the representations and warranties of a party if notice to Seller Group of such breach is not delivered to Seller Group prior to the expiration of the Survival Period.

ARTICLE XIII.
Casualty or Condemnation

13.1      Notice to Buyer. If, prior to Closing, all of any Hotel, or any portion of or any interest in any Hotel, shall be destroyed or damaged, or subjected to a threat of condemnation, or shall become the subject of any proceedings, judicial, administrative, or otherwise, with respect to a taking by eminent domain or condemnation, Seller shall promptly notify Buyer thereof; provided, however, that Seller shall not be deemed to be in default under this Section 13.1 for failure to report minor incidents causing insignificant damage.

13.2       Risk. If, prior to Closing, all of any Hotel, or any portion of or any interest in any Hotel, shall be destroyed or damaged, or subjected to a threat of condemnation, or shall become the subject of any proceedings, judicial, administrative, or otherwise, with respect to a taking by eminent domain or condemnation, then, notwithstanding any of the foregoing, such Hotel shall be included in the purchase contemplated herein and at Closing, any right, title, and interest of Seller Group in and to any insurance proceeds resulting from any casualty or any awards that have been or may thereafter be made for any taking or condemnation shall be the property of Buyer (other than on account of business or rental interruption relating to the period prior to Closing), less all out-of-pocket costs and expenses to recover the same (which amount shall be paid to, or retained by, Seller), and the Purchase Price shall be reduced by any amount representing the deductible amount under the applicable insurance policy. Additionally, Seller Group shall assign its claim to the extent provided in this Section 13.2 against the insurance company and the right to negotiate and settle with the insurance company regarding such claim to Buyer. Seller shall have no liability or responsibility under this Agreement or otherwise for any such taking or condemnation or such casualty except solely to the extent specifically provided in this Section 13.2.

13.3       Termination Right. Notwithstanding the provisions of Section 13.2, if, on or before the Closing Date, any Hotel or any portion thereof shall be (a) damaged or destroyed by a Material Casualty or (b) subject to a Material Condemnation, Buyer shall have the right to terminate this Agreement by notice given to Seller on or before the Closing Date, in which event, (1) the Deposit shall be returned to Buyer and (2) this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder except as otherwise specifically provided herein.

ARTICLE XIV.
Apportionments

14.1       Apportionments. The following apportionments shall be made between the parties at the Closing as of 11:59 pm local time at each Hotel on the day immediately prior to the Closing Date (the “Apportionment Date”) based upon a 365 day year, such that all items of income and expense for the Hotels on the Closing Date shall be for the account of Buyer, and the net amount thereof under this Article XIV shall be paid together with (if such net amount is in Seller’s favor) or credited against (if such net amount is in Buyer’s favor) the Purchase Price payable at Closing:

(a)
all non-delinquent real estate taxes, personal property taxes, special assessments and vault charges, if any, on the basis of the fiscal period for which assessed, shall be prorated as of the Apportionment Date between Seller and Buyer (it being understood that all Taxes relating to any period prior to the Closing Date which constitute exceptions to title which would be delinquent if unpaid at Closing are Mandatory Cure Items) giving effect the maximum discount allowed by law for early payment. If any assessments on any Hotel are payable in installments, then the installment for the current period shall be prorated (with Buyer assuming the obligation to pay any installments due and payable with respect to the period after Closing Date and Buyer receiving a credit for any installments due and payable with respect to the period prior to the Closing Date which have not been paid in full as of Closing). If the amount of any of the foregoing taxes not ascertainable on the Closing, the proration shall be based on the most recent available bill giving effect the maximum discount allowed by law for early payment and shall be re-prorated at the request of either party made within thirty (30) days after the tax bills are rendered;

(b)
water and sewer service charges and charges for gas, electricity, telephone, solid waste, and all other public utilities. Buyer shall be responsible for causing such utilities and services to be changed to its name and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date;

(c)
amounts which have been prepaid, accrued or are due and payable under the Contracts, Equipment Leases and Permits assumed by Buyer pursuant to this Agreement and, with respect to trade payables that are not otherwise provided for in the prorations hereof, Seller shall pay such trade payables in full on or prior to the Closing Date;

(d)	all rental payments and other payments under Leases, including any prepayments received by Seller from tenants under the Space Leases prior to the Closing Date;

(e)	advertising expenses;

(f)	commissions of credit and referral organizations;

(g)	all other charges and fees customarily prorated and adjusted in similar transactions in the applicable State;

(h)
with respect to any special assessments that are not payable in installments, Seller shall pay any such special assessments related to any improvement which has been Completed (as defined below) prior to Closing, and Buyer shall pay any such special assessments related to any improvement which has not been Completed prior to Closing. For purposes of this paragraph, the term “Completed” shall mean, with respect to any public improvement by a governmental authority, that: (1) a Lien for special assessments related to such improvement has been certified by the governmental authority; or (2) a Lien for such special assessments is still pending, but the improvement has been substantially completed prior to Closing. Notwithstanding the foregoing, with respect to special assessments that are Completed prior to Closing but are payable in installments: (a) Seller shall pay any such installments attributable to the period of time before Closing; (b) Buyer shall pay any such installments attributable to the period of time after Closing; and (c) any such installments which are attributable to a period of time that commences before Closing and ends after Closing shall be prorated at Closing; and

(i)
License or permit fees that are assigned and transferred to Buyer at Closing shall be prorated as of the Closing Date. Seller Group will be credited for that portion of any charges, taxes and fees that have been paid by Seller Group that are allocable to the period after the Closing Date (except with respect to any license that is not transferred to Buyer) and Buyer shall be credited for any such amounts accrued prior to the Closing Date and to be paid by Buyer following Closing; and

(j)
All Association assessments and similar fees and assessments due and payable with respect to the Property with respect to the year in which the Closing occurs shall be adjusted and prorated based on the periods of ownership by Seller and Buyer during such year.

14.2	Revenue and Receivables.

(a)
Except as provided in Section 14.2(b), all revenues received or to be received on account of room rents for the period prior to and including the Apportionment Date shall belong to Seller with Buyer to remit such revenues to Seller to the extent any such revenues are paid to Buyer following Closing and all such revenues attributable to the ownership and operation of the Hotels for the period beginning on the day immediately following the Apportionment Date shall belong to Buyer with Seller to remit such revenues to Buyer to the extent such revenues are paid to Seller following Closing.

(b)
All revenues received or to be received from transient guests on account of room rents, facilities occupied and the use of the premises (including without limitation parking areas, mini-bar sales, phone and other communication charges and the like) (the “Guest Ledger”) for the period prior to but excluding the Apportionment Date shall belong to Seller. At Closing, Seller shall receive a credit in an amount equal to: (a) all amounts charged to the Guest Ledger from current transient guests for all room nights up to (but not including) the night during which the Apportionment Date occurs, and (b) one half (½) of all amounts charged to the Guest Ledger for the room night which includes the Apportionment Date. For the period beginning immediately following the Apportionment Date, all revenues collected from the Guest Ledger shall belong to Buyer and Buyer shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger.

(c)
Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotels, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges shall be allocated between Seller and Buyer, based on when the function therein commenced, with (i) one-day functions commencing on or prior to the Apportionment Date but ending prior to 5:00 a.m. local time at each Hotel on the Closing Date being allocable to Seller, (ii) functions commencing after the Apportionment Date being allocable to Buyer, and (iii) multi-day functions commencing prior to the Closing Date being allocated between Seller and Buyer according to when the event commences and ends, with revenues attributable to the period prior to the Closing Date allocable to Seller, and revenues attributable to the period from and after the Closing Date allocable to Buyer.

(d)
Buyer shall acquire (and Seller shall receive a credit for) all Accounts Receivable other than those due and owing from an Affiliate of Seller Group which are thirty (30) days or less outstanding; Buyer and Seller shall each retain fifty percent (50%) of all Accounts Receivable which are more than thirty (30) days but less than ninety (90) days outstanding (with Seller receiving an applicable credit therefor); and Seller shall retain all Accounts Receivable which are more than ninety (90) days outstanding. For a period of six (6) months after the Closing Date, Buyer shall use commercially reasonable efforts to collect, for the benefit of Seller and at no cost to Buyer, Accounts Receivable which were due and payable to Seller prior to the Apportionment Date; provided, however, to the extent that payments are received after the Closing from a counterparty with who at the time of such payment has an Accounts Receivable balance or monies owing to Buyer, such payment shall be paid (i) first, in payment of current Accounts Receivable at the time of receipt, (ii) second, to delinquent Accounts Receivable, if any, which became due after to the Closing and (iii) third, then to delinquent Accounts Receivable, if any, which became due and payable before the Closing. Buyer shall not have any obligation to commence any action or proceeding top collect any such Accounts Receivable and Seller shall have the right to commence legal action to collect such Accounts Receivable. Any Accounts Receivable which are the property of Seller and are collected by Buyer for a period of one hundred twenty (120) days after the Closing Date shall be delivered promptly to Seller. The Accounts Receivable addressed in this Section 14.2(d) shall not include the adjustments in Section 14.2(b) or Section 14.2(c).

(e)
All Accounts Receivable due and owing from, and all amounts payable to, an Affiliate of Seller Group, if any, shall be settled prior to Closing and neither Purchase nor Seller shall be entitled to a credit or adjustment therefor.

(f)
Any other ordinary and usual adjustments in connection with the sale of the Interests shall be allocated between Buyer and Seller in accordance with the customary practice for transactions for the sale of equity interests.

14.3      Food and Beverage Revenue; Vending Machine Revenue. Any and all revenues and expenses earned or derived or incurred by Seller from the ownership and operation of the Hotels or the sale of goods or services to guests, patrons, or occupants of the Hotels attributable to the period on or before the Apportionment Date, other than revenues and expenses described in Section 14.1 or Section 14.2, but including, without duplication of amounts otherwise prorated herein revenues from the sale of food, the sale of alcoholic and non-alcoholic beverages, telephone sales, pay television sales, valet and parking services, and other similar revenues, together with any sales tax or other taxes thereon and expenses relating thereto, shall belong to (or be chargeable to) Seller; provided, however, all revenues from and expenses associated with any restaurants, bars and lounges at the Hotels shall be prorated based on the actual closing time for such restaurant, bar or lounge. Vending machine proceeds and expenses shall be counted as close to the Apportionment Date as is possible and the net amount thereof shall be credited to (or deducted from) Seller at Closing.

14.4        Guests’ Property. Buyer shall be responsible from and after the Closing Date and shall indemnify, defend and hold harmless Seller Indemnitees from and against all claims for all baggage or other property of patrons of the Hotels checked or left in care of the Hotels as of the Closing Date.

14.5        Inventories. All Inventories are part of the Property and included in the Purchase Price such that Seller shall not be entitled to any credits for any Inventories, whether opened or unopened. As more specifically set forth in Section 7.1(k), Buyer shall receive a one-time credit to the Purchase Price in an amount equal to the actual cost (including sales and/or use tax) of any Inventory needed to restore Inventory levels to the Par Standard.

14.6       Taxes. Seller and Buyer acknowledge that, as a result of the Transaction contemplated in this Agreement, all or some of the Hotels may be subject to reassessment for purposes of real property taxes, and that any increase in real property taxes as a result of the sale to Buyer, regardless of whether the period for such assessments relates to periods before or after Closing, shall be Buyer’s sole responsibility. Notwithstanding anything contained in this Article XIV to the contrary, (a) Seller shall be entitled to the full amount of any refunds or rebates resulting from any property tax appeals or requests for reassessments by Seller for tax years prior to the tax year in which the Closing occurs, and (b) if Seller has filed a tax appeal or request for reassessment for the tax year in which the Closing occurs, then Seller shall be responsible for processing and settling any such appeals, subject to Buyer’s review and approval (such approval not to be unreasonably conditioned, withheld or delayed) and Seller and Buyer shall share the amount of any rebate or refund resulting therefrom (after first paying to Seller all reasonable out-of-pocket third-party costs and expenses incurred by Seller in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the applicable Hotel for such tax year. For purposes of determining the rebate or refund resulting from any such reassessment relative to the tax year in which the Closing occurs, all reasonable out-of-pocket third-party costs and expenses of Seller incurred in connection with the filing or prosecution of such claim shall be deducted and paid to Seller before making the allocations set forth in the preceding sentence.

14.7        Bookings. Buyer shall receive a credit for all Bookings Deposits to occur on or after the Closing Date, except to the extent such Bookings Deposits are transferred to Buyer.

14.8       Gift Certificates. Buyer shall receive a credit equal to one hundred percent (100%) of all outstanding, unused and unexpired gift cards, gift certificates, coupons or other similar instruments or Gift Certificates as of the Closing Date that entitle the holder or bearer thereof to a credit (whether a specific dollar amount or for a specified service). At Closing, Seller shall furnish Buyer with a listing or other detailed description of the combined monetary amount of such outstanding Gift Certificates.

14.9          Defeasance. Seller shall receive a Purchase Price credit at Closing in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) representing Buyer’s share of costs and expenses due under Section 2.5(f) of the CMBS Loan Agreement; the cost of acquiring the Defeasance Collateral (as defined in the CMBS Loan Agreement); and other costs and expenses of Seller and CMBS Borrower paid or incurred in connection with the defeasance.

14.10      Management Agreement Prorations. Buyer shall receive a credit to the Purchase Price for all accrued and unpaid wages, salaries, accrued or earned bonuses (and associated payroll tax obligations), retirement, health, welfare, accrued vacation and other paid time off, and any other employee benefits, with respect to the employees under the Management Agreements (other than the Excluded Management Agreements) which are unpaid as of the Apportionment Time. All base, incentive and other management fees and amounts owed or reimbursable to the Hotel Management Companies pursuant to the Management Agreements (excluding the Excluded Management Agreements but including the New Management Agreements) that are accrued with respect to the calendar month (or other applicable time period thereunder) in which the Closing Date occurs and that have not been paid at or prior to Closing under each such Management Agreement shall be prorated between Seller and Buyer as of the Cut-Off Time.

14.11      Credit. As more specifically set forth in Schedule 14.11, Buyer shall receive a one-time credit to the Purchase Price in an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000).

14.12      Intentionally Omitted.

14.13     Balance Sheet. Seller shall be responsible for paying all lodging taxes (including any escheatment applicable thereto) with respect to the Property which are due and owing as of the Cut-Off Time (which payment may be made directly by Seller or through escrow at Closing); provided, however, if any amounts remain unpaid as of the Closing Date, and without duplication of amounts otherwise prorated herein Buyer shall receive a one-time credit for all accrued liability for such lodging taxes (including any escheatment applicable thereto) and Buyer shall thereafter assume all liability for payment of such amounts and shall indemnify, defend and hold Seller and the Seller Group harmless from any and all such liabilities up to the amount of such Purchase Price credit actually received pursuant to this Section 14.13.

14.14     Texas Margin Tax. Seller shall be responsible for paying any and all costs and expenses in connection with all Seller Group’s 2017, 2018 and 2019 Texas Margin Tax returns with respect to the Property (which payment, if applicable, may be made directly by Seller or through escrow at Closing); provided, however, if as of the Closing Date if any amounts remain outstanding or there is any potential obligation for payment of additional amounts for the tax years referenced above, and without duplication of amounts otherwise prorated herein Buyer shall receive a one-time credit to the Purchase Price in an amount equal to one hundred percent (100%) of all such amounts and Buyer shall thereafter assume all liability for payment of such amounts and shall indemnify, defend and hold Seller and the Seller Group harmless from any and all such liabilities up to the amount of such Purchase Price credit actually received pursuant to this Section 14.14.

14.15     Accounting. Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts and, to the extent not inconsistent therewith, generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Seller and Buyer and reviewed by representatives of both Buyer and Seller. To the extent the exact amount of any adjustment item provided for in this Article XIV cannot be precisely determined on the Closing Date, the parties shall estimate the amount thereof, for purposes of computing the net amount due Seller or Buyer pursuant to this Article XIV and shall determine the exact amount thereof as soon thereafter as is reasonably practicable but not later than one hundred twenty (120) days after the Closing Date (subject to extension solely as necessary due to the unavailability of final information but in no event to exceed the Survival Period).

14.16      Survival. This Article XIV shall survive the Closing.

ARTICLE XV.
Other Agreements

15.1        New Franchise Agreement.

(a)
It is the parties’ intention that Buyer will continue to operate each Hotel under the same brand as such Hotel is currently operated as of the Effective Date, and this Agreement has been negotiated and entered into based upon that expectation. Buyer promptly after the Effective Date will make applications to the applicable Franchisor for such Franchisor’s approval of the re-issuance of the applicable Franchise Agreement to Buyer (such reissued Franchise Agreement or new franchise agreement, the “New Franchise Agreement” and collectively, the “New Franchise Agreements”); provided, however, Seller acknowledges that Buyer may be required to submit additional documentation and/or satisfy additional requirements as requested by such Franchisor in connection with such applications. Buyer shall use its commercially reasonable efforts to obtain the New Franchise Agreements and will keep Seller reasonably apprised of its efforts to obtain the New Franchise Agreements. Seller agrees to reasonably cooperate with Buyer in connection with Buyer obtaining the New Franchise Agreements, including, without limitation, (i) satisfying Seller Group’s or any Affiliate’s thereof, accrued monetary obligations to Franchisor as of the Closing, including to the extent required by Franchisor, an amount equal to a reasonable estimate of the costs and fees not yet accumulated and/or invoiced under the applicable Franchise Agreement and (ii) to the extent required by Franchisor, executing a general release of any claims of Seller Group and any Affiliate thereof against Franchisor, its Affiliates, officers, directors, agents and employees under the applicable Franchise Agreement in a form prescribed by Franchisor (collectively, “Seller’s Franchise Agreement Obligations”). In connection with the New Franchise Agreements, Buyer hereby agrees to diligently and timely execute all documents and pay all application and any and all transfer or other fees required by Franchisor, other than those which constitute Seller’s Franchise Agreement Obligations, in connection with obtaining the New Franchise Agreements for the continued operation of each Hotel pursuant to a New Franchise Agreement upon terms and conditions reasonably satisfactory to Buyer based on Buyer’s Affiliates’ prior dealings, if any, with Franchisor (including, without limitation, a property improvement plan with which Buyer will agree to comply), which may be more or less favorable to Buyer than the Franchise Agreement currently in force and effect in respect of such Hotel.

(b)
Subject to the second sentence of this Section 15.1(b), to the extent that Buyer fails to deliver any New Franchise Agreement on the Closing Date, such failure shall be deemed a default of Buyer hereunder; provided, however, that Buyer, may, in its sole and absolute discretion, to (i) nevertheless proceed to Closing and cause the termination of such existing Franchise Agreement by paying (through the Closing escrow) any and all costs, fees, penalties, liquidated damages or other damages in connection with such termination (the "Franchise Termination Payments") whereupon Buyer also covenants and agree to permit Seller access to the applicable Hotel after the Closing in order for Seller to fulfill all of its de-identification obligations under such terminated Franchise Agreement (at Buyer's sole cost); or (ii) terminate this Agreement whereupon Seller shall be entitled to avail itself of any remedies provided in Section 11.1 Notwithstanding the first sentence of this Section 15.1(b), to the extent Buyer’s failure to enter into any New Franchise Agreement is a result of Seller Group’s failure to use reasonable efforts to satisfy Seller’s Franchise Agreement Obligations, such failure shall be deemed a default of Seller and Buyer shall be entitled to avail itself of any remedies provided in Section 11.2.

(c)	The terms and provisions of this Section 15.1 shall survive the Closing or the earlier termination of this Agreement.

15.2       Liquor License. Seller Group shall reasonably cooperate with Buyer or Buyer’s designee (the “New Permittee”), at New Permittee’s sole cost and expense, in connection with its application for a new liquor license or for the transfer of the existing liquor license, as applicable, for each Hotel (the “New Liquor Permits”) relating to the sale and on-premises consumption of liquor and other alcoholic beverages to replace the existing liquor licenses. If, as of the date of Closing, the existing liquor license for any Hotel has not been transferred to New Permittee or a new liquor license has not been issued to the New Permittee, then, subject to applicable Laws, Seller shall cause the holder of the existing liquor license for such Hotel (the “Existing Permittee”) to enter into an interim liquor agreement (an “Interim Liquor Agreement”) in the form of an interim license agreements, management agreements and/or lease agreement, as permitted by applicable Laws, as may be reasonably necessary for the continuation of the sale and consumption of alcoholic beverages at such Hotel after the Closing, in each instance, upon terms and conditions reasonably acceptable to Seller and Existing Permittee; provided, however, that (i) Buyer shall indemnify, defend and hold harmless Seller Group and Existing Permittee from any liability, damages, costs, expenses or claims encountered in connection with such operations during said period of time, and Buyer shall procure and pay for dram shop liability insurance (in amounts and with deductibles as previously maintained by Seller Group) naming Buyer and Seller Group and Existing Permittee as insureds thereunder, and (ii) the obligation of Seller Group to cooperate and keep open the liquor facilities of such Hotel shall terminate ninety (90) days after the Closing Date, or earlier, if Buyer obtains the New Liquor Permits at an earlier date; provided, further, Buyer shall have the right to extend such 90-day term for an additional thirty (30) days provided New Permittee has filed and is diligently pursuing its license applications for the New Liquor Permits. At such time after Closing as the New Liquor Permits are obtained, Existing Permittee or Seller Group, as applicable, will convey, at no additional costs, all alcoholic beverages with respect to such Hotel to New Permittee by a conveyance document in form reasonably acceptable to Seller and Buyer and in accordance with all applicable Laws. The parties do hereby specifically acknowledge and agree that to the extent that, prior to Closing (i) the transfer of a liquor license to Buyer or its designee has not been approved, or (ii) a New Liquor Permit (temporary or permanent) has not been issued to Buyer or its designee with respect to any Hotel, even if an Interim Liquor Agreement is not permitted by applicable Laws, such failure shall not constitute a failure of a Buyer’s condition precedent to close the Transaction and shall not affect in any manner whatsoever the Closing, and the Closing shall proceed without any delay or interruption whatsoever. Buyer specifically acknowledges and agrees that should its application for the transfer of a liquor license or issuance of a New Liquor Permit be denied for any reason, such denial shall not affect in any manner whatsoever the terms and provisions of this Agreement and the Closing shall take place without delay or interruption. Notwithstanding anything to the contrary, with respect to any Property located in the state of Florida, Seller Group agrees to execute customary transfer documents reasonably requested by Buyer, including but not limited to the Florida Department of Revenue Clearance and Power of Attorney forms necessary to allow Buyer to confirm the lien free status of Seller Group’s accounts with the Florida Department of Revenue to aide in the transfer application for New Liquor Permits at least ten (10) Days prior to Closing. Seller Group further agrees to execute duplicate original Division of Alcoholic Beverage and Tobacco affidavit of transferor application forms (forms ABT 6002, Section 10) executed by the respective authorized officer of the current licensee(s) of Seller Group thereunder at, or prior to, Closing. This Section 15.2 shall survive the Closing.

15.3       CMBS Loan Defeasance. Promptly following execution of this Agreement, Seller shall undertake and diligently prosecute all actions necessary to arrange for a defeasance of the CMBS Loan pursuant to Section 2.5 of the CMBS Loan Agreement, on or prior to the Closing Date. For the avoidance of doubt, the Hotel located in Southaven, Mississippi (the “Southaven Hotel”) shall be conveyed to Buyer without any encumbrances, including any mortgages, deeds of trust or other security interests, related to the CMBS Loan, and Seller shall provide all deliverables and opinions in connection with the defeasance of the CMBS Loan Agreement.

ARTICLE XVI.
Miscellaneous

16.1       Assignment. Buyer shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to any portion of the Interests without the prior written consent of Seller, which consent Seller may withhold in its sole and absolute discretion. Notwithstanding the foregoing, Buyer may designate one or more Affiliates to which the Interests will be transferred at the Closing. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs, and legal representatives. Seller Group shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to the Interests or any portion of the Property without the prior written consent of Buyer, which consent Buyer may withhold in its sole and absolute discretion.

16.2       Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of Maryland without resort to the choice of law rules thereof.

16.3       Exclusive Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the Circuit Court for Baltimore City (Maryland) and/or the U.S. District Court for the District of Maryland, Northern Division, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any proceeding in the courts of the State of Maryland to the Maryland Court’s Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in this Section in accordance with Maryland Rules 2-121 through 2-126.

16.4          Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, BUYER AND SELLER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 16.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

16.5       Headings; Exhibits and Schedules. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits and schedules attached to this Agreement are incorporated herein by this reference.

16.6       Notices. Notices and other communications required by this Agreement shall be in writing and (a) delivered by hand with receipt; (b) sent by recognized overnight delivery service; (c) sent by certified or registered mail, postage prepaid, with return receipt requested or (d) by electronic mail with a confirmation copy delivered by another method permitted under this Section. All notices shall be addressed as follows:

If to Buyer:	c/o BREIT Operating Partnership L.P. 345 Park Avenue New York, New York 10154 Attention: General Counsel & Head, U.S. Asset Management Email: realestatenotices@blackstone.com

With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Krista Miniutti, Esq. Email: kminiutti@stblaw.com

If to Seller:	Condor Hospitality Trust, Inc. 4800 Montgomery Lane, Suite 220 Bethesda, Maryland 20814 Attention: J. William Blackham E-mail: bblackham@trustcondor.com

With a copy to:	McGrath North Mullin & Kratz, PC LLO 1601 Dodge Street, Suite 3700 Omaha, NE 68102 Attention: Jeffrey Penne & Guy Lawson Email: jpenne@mcgrathnorth.com & glawson@mcgrathnorth.com

-and -

With a copy to:	Jeffer Mangles Butler & Mitchell LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, California 90067 Attention: Guy Maisnik Email: mgm@jmbm.com or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt or refusal of the addressee to accept delivery.

16.7       Waiver. The failure of any party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

16.8       Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

16.9       Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated herein by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Any amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

16.10     Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement. Notwithstanding anything to the contrary herein, to the extent a Blocking Event has occurred on a Key Performance Date, such Key Performance Date shall be extended until the date that is two (2) Business Days following a Blocking Event Cure.

16.11     Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

16.12     Brokerage. Buyer and Seller each represents and warrants to the other that it has dealt with no broker or agent that is entitled to the payment of a commission for services rendered in connection with the Transaction other than Hodges Ward Elliott (the “Broker”) which shall be paid by Seller pursuant to a separate written agreement (the “Broker Agreement”). Seller represents and warrants that, other than the Broker Agreement, there are no brokerage commissions or finders’ fees payable by Seller or Seller’s Subsidiaries and Seller does not have any other brokerage agreements or listing agreements. Each of the parties hereto agrees to indemnify, defend and hold harmless the other from claims made by any other broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. The provisions of this Section 16.12 shall survive Closing or earlier termination of this Agreement indefinitely.

16.13      Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or modification hereof or any of the Closing Documents delivered by Buyer or Seller hereunder.

16.14      Attorneys’ Fees. If any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by any party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. The provisions of this Section 16.14 shall survive Closing or any termination of this Agreement indefinitely.

16.15     Confidentiality and Public Announcements. Buyer acknowledges that Seller is a public company and listed on the NYSE American stock exchange and is subject to securities laws and stock exchange rules and will make public disclosures, filings (including periodic reports and proxy statements) and other announcements concerning this Agreement and the matters contemplated herein consistent with its obligations under such laws or rules or its historical practice when engaged in strategic transactions. Except as provided in this Agreement, Seller shall have no obligation to provide Buyer an opportunity to review and comment upon any such compliance, disclosures, filings and actions or Seller’s communications to its employees or shareholders. Seller acknowledges that Buyer’s parent company is a public company and is subject to securities laws and may make public disclosures, filings (including periodic reports, prospectuses, marketing materials and proxy statements) and other announcements concerning this Agreement and the matters contemplated herein consistent with its obligations under such laws or rules or its historical practice when engaged in strategic transactions. Buyer shall have no obligation to provide Seller an opportunity to review and comment upon any such compliance, disclosures, filings and actions or Buyer’s parent company’s communications to its employees, stockholders or potential investors. Subject to the foregoing and the express provisions of this Agreement, so long as this Agreement is in effect, Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereunder and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) a party (or their respective Affiliates) may, without the prior consent of the other parties hereto, issue such press release or make such public statement or communications that are consistent in all material respects with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party) regarding this Agreement and the transactions contemplated herein. The parties have agreed upon the form of the press releases announcing the execution of this Agreement and shall make such joint or individual press releases no later than one (1) Business Day following the date on which this Agreement is signed. Prior to the Closing, Buyer and Seller, and each of their respective Affiliates, shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Property, this Agreement and the Transaction and shall not release any such information to third parties without the prior written consent of the other parties hereto, except as specifically contemplated by this Agreement and except (i) any information previously or hereafter disclosed to the general public (other than in violation of this Agreement), (ii) to their prospective lenders and/or capital sources and the agents, contractors, consultants, and representatives, including, without limitation, directors, officers, employees, affiliates, partners, advisers, members, brokers, underwriters, analysts, agents, attorneys, accountants, contractors, title companies, consultants, engineers and financial advisors of the foregoing or (iii) to comply with any legal action or proceeding or asserted requirement under applicable law or government regulation (including without limitation those of the United States Securities and Exchange Commission), or in response to a court order or decision or request of a stock exchange, regulatory agency or other authority, or in response to oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, in each case requiring the disclosure by such party of such information. The foregoing shall supersede any prior confidentiality agreement that may have been entered into by the parties. This Section 16.15 shall survive the Closing or earlier termination of this Agreement.

16.16      Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by Seller or Buyer hereunder falls upon a day other than a Business Day, then the time for such performance or the giving of such notice shall be extended until the next Business Day.

16.17      Further Assurances. Each party agrees to execute and deliver, after the Closing, such forms of corrective assignments, bills of sale or other documentation as the other party may reasonably request to carry out the intent of this Agreement. This Section 16.17 shall survive Closing.

16.18      No Third-Party Beneficiaries. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Seller’s Subsidiaries and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

16.19      State Specific Provisions. The parties agree that the state specific provisions set forth on Schedule 16.19 attached hereto are incorporated by this reference.

16.20      Pre-Closing Litigation. Seller agrees to indemnify, defend and hold harmless Buyer from any Pre-Closing Litigation. The provisions of this Section 16.20 shall survive Closing or earlier termination of this Agreement indefinitely.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Hotel Purchase and Sale Agreement to be executed as of the Effective Date indicated above.

SELLER:

CONDOR HOSPITALITY TRUST, INC., a Maryland corporation

By:	/s/ J. William Blackham
Name: J. William Blackham
Title: President and Chief Officer

[Signature Page to Hotel Purchase and Sale Agreement]

IN WITNESS WHEREOF, Seller and Buyer have caused this Hotel Purchase and Sale Agreement to be executed as of the Effective Date indicated above.

BUYER:

B9 COWBOY MEZZ A LLC, a Delaware limited liability company

By:	/s/ Scott Trebilco
Name: Scott Trebilco
Title: Managing Director and Vice President

[Signature Page to Hotel Purchase and Sale Agreement]

SCHEDULE 1.1

Definitions

“Access Agreement” means that certain Access and Confidentiality Agreement, dated as of August 26, 2021, between Seller and Blackstone Real Estate Services L.L.C. with respect to the Hotels.

“Accounts Receivable” shall mean all amounts which Seller Group (or any Hotel Management Company or any other agent or representative of Seller Group, on behalf of Seller Group) is entitled to receive from the operation of the Hotels, but are not paid as of the Closing (including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotels, or any other goods or services provided by or on behalf of Seller Group at the Hotels, but expressly excluding any credit card charges and checks which Seller Group has submitted for payment as of the Closing).

“Acquisition Proposal” means any bona fide written proposal or Inquiry from any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than Buyer or any of its affiliates) involving: (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, finance, restructuring, transfer or disposition or otherwise, of all or any part of the Hotels or any interest therein; (ii) any issuance, sale or other disposition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of any class of capital stock, other equity security or voting power of Seller or Operating Partnership; (iii) any tender offer or exchange offer for fifteen percent (15%) or more of any class of capital stock, other equity security or voting power of Seller or the Operating Partnership or the filing of a registration statement under the Securities Act in connection therewith; (iv) any other transaction or series of transactions pursuant to which any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) proposes to acquire control of any Hotel; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means, when used with respect to a specified Person, any other Person controlling, controlled by or under common control with the specified Person through one or more intermediaries. For purposes of this definition, “control,” means the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have the corresponding meaning. For purposes of this Agreement, the Seller’s Subsidiaries shall be deemed to be an Affiliate of Seller (and not Buyer) on or before Closing and shall be deemed to be an Affiliate of Buyer (and not Seller) from and after Closing.

“Affiliate Agreements” means any agreement, license or contract, whether written or oral, relating to the operation, maintenance or management of the Properties or any portion thereof by and among Seller Group and/or Hotel Management Company, on the one hand, and/or Seller Group and/or any Affiliate of Seller Group, on the other hand.

“Agreement” has the meaning set forth in the introductory paragraph, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

“Apportionment Date” has the meaning set forth in Section 14.1.

“Assignment of Interests” has the meaning set forth in Section 10.1.

“Assumed Liabilities” has the meaning set forth in Section 12.3.

“Atlanta Aloft Marriott Franchise Agreement” means that certain Aloft Atlanta Downtown Franchise Agreement on Change of Ownership dated August 22, 2016 between Spring Street Hotel OpCo LLC and The Sheraton LLC

“Atlanta Aloft Marriott Key Money” means that certain Key Money Obligation in the amount of $1,413,333.33 pursuant to and accordance with the Atlanta Aloft Marriott Franchise Agreement.

“Blocking Event” shall mean an event, development, condition or state of facts that: (a) prevents Federal Express and the United Parcel Service from being able to pick up packages from, or deliver packages to, Buyer, Seller, Escrow Agent, Buyer’s lender or its applicable legal counsel, (b) results in the closure of the Escrow Agent’s or Title Company’s offices; provided that it shall not be a Blocking Event if a replacement escrow agent within the same national title insurance company agrees to act as escrow agent pursuant to the terms of this Agreement at no additional cost or liability to either party, (c) prevents Buyer’s bank or the banking institution providing acquisition financing to Buyer from sending or processing wire transfers for a material portion of the day, or (d) causes trading on the NYSE or the NASDAQ to be suspended for all or the remainder of any trading day.

“Blocking Event Cure” shall mean with respect to any Blocking Event (i) described in clause (a) of the definition thereof, the resumption of pick-up and overnight deliveries by any nationally recognized overnight courier, (ii) described in clause (b) of the definition thereof, the reopening of the Escrow Agent’s and Title Company’s offices, (iii) described in clause (c) of the definition thereof, wire transfers by Buyer’s bank and the banking institution providing acquisition financing to Buyer, if applicable, have resumed, and (v) described in clause (d) of the definition thereof, trading has resumed on NYSE and NASDAQ.

“Bookings” has the meaning set forth in Section 2.4.

“Bookings Deposits” has the meaning set forth in Section 2.4.

“Broker” has the meaning set forth in Section 16.12.

“Broker Agreement” has the meaning set forth in Section 16.12.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in New York, New York are authorized or required by Law or executive order to be closed.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Indemnitees” has the meaning set forth in Section 12.3.

“Buyer’s Conditions” has the meaning set forth in Article VIII.

“Buyer’s Due Diligence Reports” means all third-party studies, reports and assessments prepared on behalf of Buyer in connection with its inspection and diligence of the Property.

“Cap Amount” has the meaning set forth in Section 12.1.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Documents” means any certificate, assignment, instrument or other document delivered pursuant to this Agreement.

“CMBS Borrower” means CDOR MEM Southcrest, LLC and TRS MEM Southcrest, LLC.

“CMBS Loan” means the existing CMBS loan in the original principal amount of $9,500,000 secured by the Southaven Hotel.

“CMBS Loan Agreement” means that certain Loan Agreement dated July 18, 2014 between CVH Southhaven, LLC, as Original Borrower, and CIBC, Inc., as Original Lender, as assumed by that certain Assumption Agreement dated as of April 14, 2017 among U.S. Bank National Association, as Trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2014-C18, Commercial Mortgage Pass-Through Certificates, Series 2014-C18, as Lender, CVH Southaven, LLC, as Original Borrower, and CMBS Borrower, as New Borrowers.

“CMBS Loan Documents” has the meaning set forth in Section 4.19.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning set forth in Section 2.3.

“DeBartolo Option” means that certain real estate purchase option granted by Spring Street Hotel Property, LLC to DeBartolo Real Estate Investments, LLC in connection with that certain option to purchase real estate adjacent to the Aloft Atlanta Downtown Hotel as set forth in that certain Option Agreement dated August 22, 2016.

“Deductible” has the meaning set forth in Section 12.1

“Deposit” has the meaning set forth in Section 3.1.

“Due Diligence File” shall mean the materials with respect to the Property (a) intentionally omitted, (b) intentionally omitted, (c) made available to Buyer or its representatives in the data room web site created by Seller, Broker, Affiliate, or any agent or representative of Seller on behalf of Seller, as of the Due Diligence Cutoff Time to the extent such documentation is contained in folders in the Dataroom that reasonably relate to the applicable Seller’s Warranty, or (d) from any of Buyer’s Due Diligence Reports.

“Due Diligence Cutoff Time” means 5:00 PM (Los Angeles Time) on Tuesday, September 21, 2021.

“Effective Date” has the meaning set forth in the introductory paragraph.

“End Date” has the meaning set forth in Section 11.3.

“Environmental Laws” means those Laws, statutes, ordinances, rules, regulations, or orders of any governmental authority in existence and as amended at the Effective Date pertaining to the protection of the environment, health or natural resources or to hazardous materials in those jurisdictions where the Hotels are located.

“Environmental Liabilities” means liabilities arising from any claims arising prior to the Closing in connection with the violation of any Environmental Laws and any claims by third parties for personal injury or property damage arising out of events occurring prior to the Closing as a result of any violation of Environmental Laws.

“Environmental Reports” has the meaning set forth in Section 4.18.

“Equipment Leases” has the meaning set forth in Section 2.3.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with Seller or any of the Seller’s Subsidiaries, is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” has the meaning set forth in Section 3.1.

“Escrow Instructions” has the meaning set forth in Section 3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Management Agreement(s)” means, individually or collectively, as applicable, (i) that certain Hotel Management Agreement dated February __, 2018 by and between TRS CHS Holiday, LLC and Inn Ventures IVI LP for the operation and management of the Home2 Suites by Hilton Summerville located at 221 Holiday Drive, Summerville, SC 29483; and (ii) that certain Hotel Management Agreement dated June 29, 2016 by and between SPPR-Dowell TRS Subsidiary LLC and Cherry Cove Hospitality Management, LLC for the operation and management of the Hilton Garden Inn Solomons located at 13100 Dowell Road, Dowell, MD 20629, both of which shall be terminated by Seller at or prior to the Closing Date at Seller’s sole cost and expense.

“Excluded Property” has the meaning set forth in Section 2.7.

“Existing Permittee” has the meaning set forth in Section 15.2.

“Expense Reimbursement” has the meaning set forth in Section 12.3(c).

“Fairness Opinion” has the meaning set forth in Section 4.25.

“Franchise Agreement” means any franchise, trademark or license agreement entered into by Seller Group pursuant to which any Hotel is flagged under a hotel brand owned by a Franchisor, and each amendment, guarantee, license (whether with the Franchisor or any Affiliate thereof) or other contract related to such franchise agreement and entered into by Seller Group all as set forth on Schedule 4.8-1 attached hereto.

“Franchise Termination Payment” has the meaning set forth in Section 15.1(b).

“Franchisor” means the third party franchisor counterparty to a Franchise Agreement.

“Financial Statements” means Condor Hospitality Trust, Inc.’s Portfolio Trailing Twelve Months (i) January 1, 2018-December 31, 2018, (ii) January 1, 2019-December 31, 2019 (iii) January 1, 2020-December 31, 2020 financial statements and Condor Hospitality Trust, Inc.’s 2021 year-to-date monthly property financial statements.

“Gift Certificates” means vouchers issued by or on behalf of Seller Group or Affiliates thereof that entitle the holder or bearer thereof to a credit (whether in a specified monetary amount or for a specified item, such as a room night or meal) to be applied against the usual charge for rooms, meals and/or other goods and services provided at the Property.

“Guest Ledger” has the meaning set forth in Section 14.2(b).

“Hotel Guest Data and Information” means all of Seller’s right, title and interest in and to any guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information, whether obtained or derived by Seller Group or Hotel Management Company from guests or customers of the Hotels; provided, however, that for purposes of this Agreement and the Excluded Property, Hotel Guest Data and Information shall expressly exclude any information or other data owned by or in the possession of Hotel Management Company and/or Franchisor or which is proprietary to Seller Group, Hotel Management Company and/or Franchisor.

“Hotel Management Company” means the third-party hotel operator counterparty to a Management Agreement.

“Hotels” has the meaning set forth in Section 2.1.

“Improvements” has the meaning set forth in Section 2.1.

“Inquiry” has the meaning set forth in Section 7.5(a).

“Initial Closing Date” has the meaning set forth in Section 6.1.

“Intangible Hotel Assets” has the meaning set forth in Section 2.5.

“Interest Related Property” means, with respect to the Interests, the following: all of the Seller Group’s right, title and interest in, to and under the Seller’s Subsidiaries and the relevant Seller’s Subsidiaries Organizational Documents, including, without limitation, all of the relevant Seller Group’s right, title and interest in, to and under all (i) capital accounts and capital balances of the Seller’s Subsidiaries; (ii) distributions after the Closing of profits and income of the Seller’s Subsidiaries (regardless of when earned or accrued); (iii) repayments after the Closing of any and all loans made by Seller or any Affiliate thereof to any Seller Subsidiary whether pursuant to the terms of the Seller Subsidiary’s Operating Agreement or otherwise; (iv) capital distributions after the Closing from the Seller’s Subsidiaries; (v) distributions after the Closing of cash flow by the Seller’s Subsidiaries; (vi) property and proceeds of the Seller’s Subsidiaries to which the Seller Group now or in the future may be entitled; (vii) other claims which the Seller Group now has or may in the future acquire against any Seller Subsidiary and its respective property; (viii) proceeds of any liquidation upon the dissolution of any Seller’s Subsidiaries and winding up of their affairs; (x) general intangibles for money due or to become due from any Seller Subsidiary; (xi) other rights of the Seller Group to receive any distributions or other payments of any kind whatsoever from or in respect of any Seller Subsidiary or in any way derived from any Seller Subsidiary’s property or from the ownership or operation thereof, whether any of the above distributions consist of money or property; and (xii) other rights of Seller Group as a partner or member in any Seller Subsidiary, including, without limitation, rights to reports, accounting, information and voting.

“Interests” has the meaning set forth in the recitals.

“Interim Liquor Agreement” has the meaning set forth in Section 15.2.

“Intervening Encumbrance” has the meaning set forth in Section 7.3.

“Inventories” has the meaning set forth in Section 2.2.

“ISRA” has the meaning set forth in Section 4.2.

“ISRA Approval” has the meaning set forth in Section 4.2.

“Key Performance Date” shall mean, (i) with respect to clause (a) of the definition of “Blocking Event”, the Closing Date or the Business Day prior to the Closing Date, (ii) with respect to clause (c) of the definition of “Blocking Event”, the Closing Date and any other date on which the performance of an obligation requires the wiring of funds, and (iii) with respect to all other clauses of the definition of “Blocking Events”, the Closing Date.

“Land” has the meaning set forth in Section 2.1.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, Permit, license, approval, authorization, decision, directive, decree, rule, ruling, order, ordinance, code, policy or rule of common law of any governmental authority, including any judicial or administrative interpretation thereof.

“Leawood Loan Agreement” means that certain Loan Agreement dated as of December 14, 2016, by and among CDOR KCI Loft, LLC and TSRS KCI Loft, LLC and Great Western Bank, as amended by that certain First Amendment to Loan Agreement effective as of March 8, 2018, as further amended by that certain Second Amendment to Loan Agreement effective as of March 30, 2020, as further amended by that certain Third Amendment to Loan Agreement effective as of May 13, 2020, as further amended by that certain Fourth Amendment to Loan Agreement effective as of June 30, 2020.

“Leawood Loan Bank” means “Bank” as defined in the Leawood Loan Agreement.

“Leawood Loan Collateral” means “Collateral” as defined in the Leawood Loan Agreement.

“Leawood Loan Default” means any “Events of Default” as defined in the Leawood Loan Agreement.

“Leawood Loan Documents” means “Loan Documents” as defined in the Leawood Loan Agreement.

“Leawood Loan Obligations” means “Obligations” as defined in the Leawood Loan Agreement.

“Liabilities” means any liabilities, obligations, damages, losses, costs and expenses of any kind or nature whatsoever, whether accrued or un-accrued, actual or contingent, known or unknown, foreseen or unforeseen.

“Lien” means any liens, mortgages or deeds of trust, pledges, options, rights of first refusal or offer, conditional or installment sales contracts, claims against title, transfer restrictions, charges which are liens, security interests or other encumbrances on title.

“Key Money” has the meaning set forth in Section 4.8.

“Management Agreement” means the management or lease agreements entered into by Seller Group pursuant to which any Hotel Management Company manages or operates any Hotel on behalf of Seller Group and each amendment, supplement and guarantee (whether with the Hotel Management Company or any Affiliate thereof) all as set forth on Exhibit F attached hereto. For avoidance of doubt, this definition of Management Agreement shall expressly exclude the Franchise Agreements.

“Mandatory Cure Items” has the meaning set forth in Section 7.3.

“Material Casualty” shall mean, with respect to the Property or any portion thereof, any damage by fire or other casualty that, in the reasonable judgment of an independent third party selected by Seller (and reasonably approved by Buyer) is expected, when aggregated with all other damage to the Properties by fire or other casualties, to cost in excess of five percent (5%) of the Purchase Price to repair.

“Material Condemnation” shall mean a taking or threatened taking that, when aggregated with all other takings or threatened takings at the Properties, (i) in Buyer’s reasonable judgment, materially and adversely affects the use or operations at or access to such individual Property or parking on such individual Property whose value is more than five percent (5%) of the Purchase Price or (ii) otherwise adversely impacts the value of such individual Property by more than five percent (5%) of the Purchase Price.

“Material Contracts” means all Contracts that are either (i) not terminable as of right and without cause on thirty (30) days’ or less notice without cost or penalty or (ii) require the payment by, or on behalf of, the Sellers of more than Twenty Five Thousand and No/100 Dollars ($25,000) with respect to the Property in any calendar year.

“Material Equipment Leases” means all Equipment Leases that are either (i) not terminable as of right and without cause on thirty (30) days’ or less notice without cost or penalty or (ii) require the payment by, or on behalf of, the Sellers of more than Twenty Five Thousand and No/100 Dollars ($25,000) with respect to the Property in any calendar year.

“New Franchise Agreement” and “New Franchise Agreements” have the meaning set forth in Section 15.1(a).

“New Liquor Permits” has the meaning set forth in Section 15.2.

“New Permittee” has the meaning set forth in Section 15.2.

“New Survey” has the meaning set forth in Section 7.4.

“Operating Leases” means the leases for the Hotels set forth on Exhibit G attached hereto.

“Parcels” has the meaning set forth in the recitals.

“Permit” means any franchise, authorization, license, permit, certificate, variance, exemption, approval, registration and clearance of any governmental authority with respect to the ownership, leasing and operation of the Property and to carry on and operate its businesses as currently conducted.

“Permitted Interests Exceptions” means as to each of the Seller’s Subsidiaries, the applicable Seller’s Subsidiary Organizational Documents.

“Permitted Title Exceptions” means (a) the matters set forth in the Pre-Signing Title Commitment or New Survey, in each case, which are approved or deemed approved by Buyer pursuant to Section 7.3 or are otherwise expressly identified as Permitted Title Exceptions pursuant to the terms and conditions of this Agreement (which for the avoidance of doubt shall not include the Unpermitted Title Exceptions), (b) rights of tenants, as tenants only, under any Space Leases, without any rights of first refusal, rights or first offer, purchase options or similar rights if any, (c) Liens for current real estate taxes which are not yet due and payable, (d) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts shown on any existing survey or the New Survey which are approved or deemed approved by Buyer pursuant to Section 7.3, or (e) laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Property currently or hereinafter imposed by any governmental authority.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, or other entity or association.

“Pre-Signing Title Commitments” has the meaning set forth in Section 7.3.

“Personal Property” has the meaning set forth in Section 2.2.

“Pre-Closing Litigation” has the meaning set forth Section 4.4.

“Pre-Closing Tax Period” has the meaning set forth in Section 1.3 of Additional Covenants.

“Prior ATL Owner” has the meaning set forth in Section 4.8.

“Property” has the meaning set forth in Article II.

“Property Allocation” has the meaning set forth in Section 3.2.

“Property Material Adverse Effect” means (a) a monetary loss to Buyer equal to or greater than two percent (2%) of the Purchase Price hereunder or (b) otherwise adversely impacts the value of such individual Property by more than two percent (2%) of the Purchase Price.

“Proxy Statement” has the meaning set forth in Section 7.7.

“Purchase Price” has the meaning set forth in the recitals.

“Real Property” has the meaning set forth in Section 2.1.

“Representative” means, with respect to any person, such person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.

“Rooftop Lease” has the meaning set forth in Section 4.34.

“Rooftop Lessor” has the meaning set forth in Section 4.34.

“Sanctioned Person” has the meaning set forth in Section 4.11.

“SEC” has the meaning set forth in Section 7.7.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in any material respect to Seller than those contained in the Access Agreement.

“Seller Adverse Recommendation Change” has the meaning set forth in Section 7.5(c).

“Seller Alternative Acquisition Agreement” has the meaning set forth in Section 7.5(a)(iii).

“Seller Board Recommendation” has the meaning set forth in Section 4.2.

“Seller Board” means the Board of Directors of the Seller.

“Seller Common Stock” means the common stock, par value $0.01 per share, of the Seller.

“Seller Group” means, individually or collectively, as applicable, Seller, the Operating Partnership, the Seller Operating Lessees and the Seller’s Subsidiaries. For purposes of this Agreement, the Seller’s Subsidiaries shall be deemed to be a part of Seller Group on or before Closing and shall not be deemed to be a part of Seller Group from and after Closing.

“Seller Indemnitees” has the meaning set forth in Section 12.3.

“Seller Intervening Event” means a material event, development or change in circumstances with respect to Seller and its subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (a) was neither known to, nor reasonably foreseeable by, the Seller Board as of or prior to the date of this Agreement and (b) first occurs, arises or becomes known to the Seller Board after the execution and delivery of this Agreement and prior to the receipt of the Shareholder Approval; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Acquisition Proposal or any matter relating thereto or consequence thereof; (ii) changes in the market price or trading volume of the Seller Common Stock or the fact that Seller meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)); or (iii) any changes in applicable Law or GAAP.

“Seller Notice of Change of Recommendation” has meaning set forth in Section 7.5(d).

“Seller Shareholders” means the holders of Seller Common Stock.

“Seller Taxes” means (a) all Taxes of Seller’s Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which a Seller Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (c) any breach of (i) any representation or warranty contained in Schedule 4.14 (without giving effect to any qualification as to materiality, Seller’s Knowledge or other correlative terms) or (ii) any covenant set forth Schedule 4.14; and (d) any and all Taxes of any Person imposed on the Seller Group as a transferee or successor, or by contract, which Taxes relate to an event or transaction occurring before the Closing.

“Seller’s Conditions” has the meaning set forth in Article IX.

“Seller’s Franchise Agreement Obligations” have the meaning set forth in Section 15.1(a).

“Seller’s Fraud” means acts of common law intentional fraud under the Laws of the State of Maryland (other than a claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, any torts (including a claim for fraud) based on gross negligence or recklessness or any claim of unjust enrichment).

“Seller’s Knowledge” has the meaning set forth in Section 4.29.

“Seller’s Operating Lessees” means the subsidiaries of Seller set forth on Exhibit H attached hereto.

“Seller’s Subsidiaries” means the subsidiaries of Seller set forth on Exhibit H attached hereto.

“Seller’s Subsidiary’s Organizational Documents” has the meaning set forth in Section 4.32.

“Seller’s Warranties” means Seller Group’s representations and warranties in Article IV, Section 16.12 and the Closing Documents.

“Shareholder Approval” has the meaning set forth in Section 4.2.

“Shareholder Meeting” has the meaning set forth in Section 7.7.

“Southaven Hotel” has the meaning set forth in Section 15.3.

“Space Leases” has the meaning set forth in Section 2.3.

“SPPR-Dowell” means SPPR-Dowell, LLC, a Delaware limited liability company.

“SPPR-Dowell Remainder Interest” means one hundred percent (100%) of the ownership and Manager interests in SPPR-Dowell which is not owned by the Operating Partnership as of the Effective Date.

“Spring Street Hotel” means Spring Street Hotel Property LLC, a Delaware limited liability company.

“Spring Street Hotel Interest” means one hundred percent (100%) of the ownership interests in Spring Street Hotel which is not owned by the Operating Partnership as of the Effective Date.

“Superior Proposal” means an unsolicited Acquisition Proposal from any third party relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase (whether by merger, consolidation or otherwise) of fifty percent (50%) or more of any class of the equity interests in Seller (by vote or by value)); (b) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any third party acquiring assets (including capital stock of or interest in any subsidiary of Seller) (x) representing, directly or indirectly, fifty percent (50%) or more of the consolidated assets of Seller, taken as a whole (as determined on a fair market value basis); or (y) that generate fifty percent (50%) or more of net revenues or net income of Seller; (c) any tender offer or exchange offer, as such terms are defined under the Securities Exchange Act of 1934, as amended, that, if consummated, would result in any third party beneficially owning fifty percent (50%) or more of the outstanding voting securities of Seller or fifty percent (50%) or more of the outstanding equity interests in Seller’s operating partnership; (d) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Seller; (e) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of Seller having a fair market value equal to or greater than fifty percent (50%) of the fair market value of all of the consolidated assets of Seller or (f)(i) any combination of the foregoing or (ii) transactions having similar effects to the transactions described in (a) through (e) of this definition, provided, that it is on terms that the Seller Board determines in good faith, after consultation with Seller’s financial advisor and outside legal counsel, would result, if consummated, in a transaction that is more favorable to Seller and the shareholders of Seller (solely in their capacity as such) from a financial point of view than the Transaction and if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

“Supporting Party” has the meaning set forth in the recitals.

“Survival Period” has the meaning set forth in Section 12.6.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return, statement or other information relating to Taxes filed or required to be filed with any governmental authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, charges, fees, levies or other assessments, including income, gross income, gross receipts, gross excise, production, excise, employment, sales, use, transfer, ad valorem, value added, goods and services, profits, license, capital stock, capital gains, environmental, franchise, severance, occupation, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, escheat, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes, levies, customs, duties, fees, assessments or charges of any kind whatsoever, including any interest, penalties, related liabilities or additions thereto.

“Termination Fee” has the meaning set forth in Section 11.4(a)(iii).

“Title Company” shall mean Lexington National Land Services, as agent for Old Republic National Title Insurance Company, 20 South Clark Street, Suite 2900, Chicago, Illinois 60603, Attention: Gregory J. Chaparro, Senior Vice President.

“Title Material Adverse Effect” means (i) a monetary loss to Buyer equal to or greater than One Million and No/Dollars ($1,000,000) or (ii) otherwise adversely impacts the value of such individual Property by more than One Million and No/Dollars ($1,000,000).

“Title Policy” shall mean an ALTA owner’s title insurance policy issued by the Title Company insuring Buyer’s fee title to the applicable Property, subject only to the Permitted Title Exceptions applicable to such Property in an amount equal to the Property Allocation applicable to such Property.

“Transaction” means the transactions contemplated by this Agreement.

“Voting Agreement” has the meaning set forth in the recitals.

“Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, 2014, as published by the American Hotel & Lodging Educational Institute, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within such Uniform System of Accounts